Exhibit 10.1
EXECUTION COPY
THIRD AMENDED AND RESTATED
REVOLVING CREDIT FACILITY AGREEMENT
Dated as of October 12, 2007
among
LENNOX INTERNATIONAL INC.,
as the Borrower,
THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swingline Lender,
and
an Issuing Bank,
JPMORGAN CHASE BANK, N.A.
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,
U.S. BANK NATIONAL ASSOCIATION
and
THE BANK OF NOVA SCOTIA,
as Co-Managing Agents,
and
BANC OF AMERICA SECURITIES LLC
and
J.P. MORGAN SECURITIES, INC.,
as Joint Lead Arrangers and Joint Book Managers

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

INDEX TO SCHEDULES AND EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Opinion
Exhibit D	Form of Subsidiary Guaranty
Exhibit E	Form of Subsidiary Joinder Agreement

Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.05	Lennox International Inc. Material Subsidiaries
Schedule 3.07	Litigation
Schedule 3.17	Environmental Disclosures
Schedule 5.12	Scheduled Indebtedness
Schedule 5.13	Existing Liens
Schedule 5.16	Existing Restrictions
Schedule 5.23	Existing Investments
Schedule 8.01	Administrative Agent’s Office; Certain Addresses for Notices

THIRD AMENDED AND RESTATED REVOLVING CREDIT FACILITY
AGREEMENT
THIRD AMENDED AND RESTATED REVOLVING CREDIT FACILITY AGREEMENT (the “Agreement”) dated as of October 12, 2007, and effective as of the Effective Date, among LENNOX INTERNATIONAL INC., a Delaware corporation (the “Borrower”), the lenders listed in Schedule 2.01, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-syndication agents (in such capacities, the “Syndication Agents”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and WELLS FARGO BANK, N.A., as co-documentation agents (in such capacities, the “Documentation Agents”), and U.S. BANK NATIONAL ASSOCIATION and THE BANK OF NOVA SCOTIA, as managing agents (in such capacities, the “Managing Agents”).
Accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Act” has the meaning specified in Section 8.17.
“Adjusted EBITDA” means, for any period, EBITDA; provided that if, since the beginning of such period, the Borrower or any of its Subsidiaries shall have (a) made a Material Acquisition (as defined below), or (b) made a Material Disposition (as defined below), then Adjusted EBITDA shall be calculated giving pro forma effect thereto as if such Material Acquisition or Material Disposition had occurred on the first day of such period (such pro forma effect to be determined (i) in accordance with GAAP and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Adjusted EBITDA, except with the consent of the Administrative Agent). The term “Material Acquisition” means any acquisition by the Borrower or any of its Subsidiaries of any Person (including by way of merger or consolidation), all or substantially all the assets of any Person, or assets of any Person constituting all or substantially all of a division, operating unit or line of business of such Person, in each case that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000. The term “Material Disposition” means any sale, transfer or other disposition of any Person, all or substantially all the assets of any Person, or assets of any Person constituting all or substantially all of a division, operating unit or line of business of such Person, in each case that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.
“Adjustment Date” shall have the meaning assigned to it in Section 2.06(d).
“Administrative Agent” shall have the meaning assigned to it in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in the form provided by the Administrative Agent.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.
“Agent Parties” has the meaning specified in Section 8.01(c).
“Agents” means the Administrative Agent, the Syndication Agents, the Documentation Agents, and the Managing Agents.
“Agreement Currency” has the meaning specified in Section 8.18.
“Alternative Currency” means, with respect to a Letter of Credit, each of the Euro, the Australian Dollar, and each other currency (other than Dollars) that is approved in accordance with Section 1.05.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable Margin” shall have the meaning assigned in Section 2.06(d).
“Applicable Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Revolving Lender’s Commitment at such time. If the commitment of each Revolving Lender to make Loans and the obligation of Bank of America to make L/C Credit Extensions have been terminated pursuant to Article 6 or if the Total Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.
“Applicable Time” means, with respect to any L/C Disbursements and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Australian Dollars” and the symbol “A$” each mean the lawful currency of the Commonwealth of Australia.
“Available Currency” means Dollars or an Alternative Currency.
“Bank of America” shall have the meaning assigned it in the preamble hereto.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means the Board of Directors of the Borrower or any duly authorized committee thereof.
“Borrower” shall have the meaning given such term in the preamble hereto.
“Borrower Materials” shall have the meaning given such term in Section 5.18.

“Borrowing” means a group of Loans of a single Type under one of the facilities provided hereunder made on a single date and, with respect to Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request made pursuant to Section 2.02(c) or Section 2.03 in the form of Exhibit A.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Calculation Period” shall have the meaning assigned it in Section 2.06(d).
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash Collateral” has the meaning specified in Section 2.19(g)(iii).
“Cash Collateralize” has the meaning specified in Section 2.19(g).
“Cash Equivalents” means:
(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, in each case maturing within one year of the date of acquisition;
(b) demand deposits, certificates of deposit and eurodollar time deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000;
(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
(d) commercial paper issued by any Person organized under the laws of any state of the United States of America and having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within one year of the date of acquisition;
(e) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by Moody’s or S&P;
(f) auction rate securities rated “AAA” by S&P or Moody’s;

(g) marketable debt securities traded in a recognized market in the United States of America that (i) have a readily available daily price, (ii) may be sold promptly for a price that reasonably corresponds to their fair value and (iii) have an investment grade rating by S&P or Moody’s;
(h) money market funds, mutual funds or other similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; and
(i) in the case of a Foreign Subsidiary, investments denominated in foreign currencies that are substantially similar to the investments described in clauses (a) through (h) of this definition.
“Cash Flow” shall have the meaning assigned it in Section 5.15(a).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” shall have the meaning assigned it in Section 2.10(c).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09; (b) increased from time to time pursuant to Section 2.20; and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Revolving Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Commitments is $650,000,000. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.
“Compliance Certificate” means the certificate delivered pursuant to Section 5.18(g).
“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (other than Indebtedness under Swap Agreements) and all Receivable Securitization Outstandings of the Borrower and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, excluding:
(a) the proceeds of any life insurance policy;
(b) any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of gains exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write-up of assets, or (3) the acquisition by the Borrower or any Subsidiary of its outstanding securities constituting Indebtedness;
(c) any amount representing the interest of the Borrower or any Subsidiary in the undistributed earnings of any other Person;
(d) any earnings of any other Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or a Subsidiary and any earnings, prior to the date of acquisition, of any other Person acquired in any other manner;
(e) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person;
(f) any non-recurring and non cash charges resulting from the application of GAAP that requires a charge against earnings for the impairment of goodwill; and
(g) any non-recurring charges deducted in determining net income for such period which relate to the discontinuance of Subsidiary operations other than the domestic heating (with the exception of the hearth products division) and cooling manufacturing segment and the domestic refrigeration segment.
“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 2.02(c) of a Eurodollar Rate Borrowing as a Eurodollar Rate Borrowing from one Interest Period to the next Interest Period.
“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.02(c) or Section 2.12 of one Type of Borrowing into another Type of Borrowing.
“Debt to Adjusted EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Consolidated Indebtedness outstanding as of such day to Adjusted EBITDA for the four (4) fiscal quarters of the Borrower then ended.
“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security to which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Equity Interests (that would not constitute Disqualified Stock) pursuant to a sinking fund obligation or otherwise, at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days after the Maturity Date.
“Distribution” means, in respect of any corporation, association or other business entity:
(a) dividends or other distributions or payments on capital stock or other Equity Interests of such corporation, association or other business entity (except distributions in such stock or other Equity Interests); and
(b) the redemption or acquisition of such stock or other Equity Interests including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests (except when solely in exchange for such stock or other Equity Interests) unless made, substantially contemporaneously, from the net proceeds of a sale of such stock or other Equity Interests.
“Documentation Agents” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Dollar Equivalent” of any amount means, at the time of determination thereof: (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in an Alternative Currency or any other currency, the equivalent of such amount in Dollars determined using the rate of exchange quoted by Bank of America in Dallas, Texas at 10:00 a.m. (Dallas, Texas time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency or other currency.
“Dollars” or “$” means lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, the total of the following calculated for Borrower and the Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period: (a) Consolidated Net Income; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining Consolidated Net Income; plus (c) Interest Expenses deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent not already added back in determining Consolidated Net Income; plus (f) any non-cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the Borrower and the Subsidiaries and were deducted in determining Consolidated Net Income; minus (g) any cash payments made in such period related to a non-cash expense added to Consolidated Net Income in a previous period pursuant to part (e) or part (f) hereof or pursuant to part (f) of the definition of Consolidated Net Income.
“Effective Date” shall have the meaning assigned to such term in Section 4.02.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.04(b)(iii).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions, and discharges to waste or public systems.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person or any warrants, options or other rights entitling the holder thereof to purchase or acquire such interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan subject to Title IV of ERISA; or (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Euro” means the single currency of the Participating Member States of the European Union.
“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which Dollar deposits for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than a Eurodollar Daily Floating Rate Loan; provided that, for purposes of Section 2.12, the term Eurodollar Rate Loan shall include a Eurodollar Daily Floating Rate Loan).
“Eurodollar Daily Floating Rate” means, for any day, the fluctuating rate of interest equal to the Eurodollar Rate (for a one month Interest Period commencing on such day), as adjusted on a daily basis for as long as the Swingline Loan to which such rate relates is outstanding and as adjusted from time to time in the Administrative Agent’s sole discretion for then-applicable reserve requirements, deposits insurance assessment rates and other regulatory costs.
“Eurodollar Daily Floating Rate Loan” means a Swingline Loan bearing interest at the Eurodollar Daily Floating Rate.
“Event of Default” shall have the meaning assigned to such term in Article 6.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which the guaranteeing of the Borrower’s obligations under the Loan Documents, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.07), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means that certain Second Amended and Restated Revolving Credit Facility Agreement dated as of July 8, 2005, among the Borrower, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America Securities LLC and J.P. Morgan Securities, Inc., as joint lead arrangers, and the lenders party thereto, as amended.
“Existing Letters of Credit” means the letters of credit described on Schedule 1.01.
“Facility Fee” shall have the meaning assigned to such term in Section 2.04(a).
“Facility Fee Percentage” shall have the meaning assigned to it in Section 2.06(d).
“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated August 10, 2007, among the Borrower, the Administrative Agent and Banc of America Securities LLC.
“Fees” shall have the meaning assigned to it in Section 2.04(d).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means:
(a) the government of
(i) the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, or
(ii) any jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, and
(b) any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, any such government.
“Guarantors” means Lennox Industries Inc., Allied Air Enterprises Inc., Service Experts Inc., Lennox Global Ltd., and any Material Subsidiary which becomes a party to the Subsidiary Guaranty in accordance with Section 5.21, in each case to the extent such Person has not been released from its obligations under the Subsidiary Guaranty pursuant to the terms of the Loan Documents.
“Guaranty” or “Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
The amount of any Guaranty or Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty or Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” or “Guarantee” as a verb has a corresponding meaning.
“Hazardous Substance” means any contaminant, pollutant or toxic or hazardous substance, and any substance that is defined or listed as a hazardous, toxic or dangerous substance under any Environmental Law or that is otherwise regulated or prohibited under any Environmental Law as a hazardous, toxic or dangerous substance.
“Increase Effective Date” has the meaning specified in Section 2.20(d).
“Indebtedness” with respect to any Person means, at any time, without duplication:
(a) its liabilities for borrowed money, its redemption obligations in respect of Disqualified Stock (provided that the principal amount of any such Disqualified Stock will be deemed to be the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), and its obligations under bonds, notes, debentures and other similar instruments;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d) all liabilities secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), the amount of such liabilities deemed to be the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of the liabilities so secured;
(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money, but excluding in any event obligations in respect of (1) trade or commercial letters of credit issued for the account of such Person in the ordinary course of its business and (2) stand-by letters of credit issued to support obligations of such Person that are not of a type described in any of clauses (a), (b), (c), (d), (f), or (g) of this definition);

(f) the net liabilities of such Person under any Swap Agreement; and
(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For purposes of determining the amount of the Indebtedness arising under Swap Agreements, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing provisions, the following shall not constitute Indebtedness: (i) accrued expenses and trade account payables arising in the ordinary course of business, (ii) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets, (iii) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, and (iv) the amount of all obligations under or in respect of Receivables Securitizations, but only to the extent that the Borrower or any Subsidiary (other than a special purpose entity) is not liable for such obligations.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information” shall have the meaning assigned it in Section 8.15.
“Insurance Subsidiary” means Lake Park Insurance, Ltd., a Bermuda corporation.
“Interest Expenses” means, for any period and any Person, the sum of the following calculated on a consolidated basis without duplication in accordance with GAAP: (a) total cash interest expense (including the cash interest portion of Capital Leases but excluding interest expense derived from amortization of fees); plus (b) that portion of the difference between the face amount of accounts receivables sold in connection with securitization transactions and the purchase price paid in connection therewith that is representative of the interest expense that would have been paid if such transaction were accounted for as a financing; plus (c) that portion of amounts paid under Synthetic Lease Obligations that is representative of the interest expense that would have been paid if such transaction were accounted for as a Capital Lease or otherwise as a financing.

“Interest Payment Date” means (a) with respect to any Base Rate Borrowing or Eurodollar Daily Floating Rate Borrowing or the payment of the Fees under Sections 2.04(a) and 2.04(c) or the payment of interest on L/C Disbursements pursuant to Section 2.19(c)(vii), each March 31, June 30, September 30 and December 31, beginning on the first such date after the date hereof; (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable thereto and, in the case of such a Eurodollar Rate Loan with an Interest Period of more than three months, each day that would have been an Interest Payment Date for such Eurodollar Rate Loan if successive Interest Periods of three months duration, as the case may be, had been applicable to such Eurodollar Rate Loan; and (c) in addition, with respect to all Borrowings, the date of any prepayment thereof and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Investments” has the meaning specified in Section 5.23.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuing Bank and the Borrower (or any Subsidiary of the Borrower) or in favor of such Issuing Bank and relating to any such Letter of Credit.
“Issuing Bank” means any Revolving Lender, or any Affiliate of any Revolving Lender, in each case in its capacity as issuer of a Letter of Credit and any successor thereto permitted hereunder. No Lender has any obligation to issue any Letter of Credit hereunder except Bank of America, subject to the provisions contained in Section 2.19.
“Joint Lead Arrangers” shall mean, collectively, Banc of America Securities LLC and J.P. Morgan Securities, Inc.
“Judgment Currency” has the meaning specified in Section 8.18.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made (or such later date as may be specified for reimbursement in Section 2.19(c)(i)) or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (as defined in Section 2.19(c)(i)), including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lenders” means the Revolving Lenders and the Swingline Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.04(c).
“Letter of Credit Fee Percentage” has the meaning specified in Section 2.06(d).
“Letter of Credit Liabilities” means, at any time, the sum of: (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Letter of Credit Liabilities of any Revolving Lender at any time shall be its Applicable Percentage of the total Letter of Credit Liabilities at such time.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.
“Loan” or “Loans” means Revolving Loans and Swingline Loans. Loans may be identified by Type, or the facility under which such Loan was made as described in Section 1.03.
“Loan Documents” means this Agreement, each Note, the Subsidiary Guaranty, each Issuer Document, and the Fee Letter.
“Managing Agents” has the meaning specified in the introductory paragraph of this Agreement.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on: (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Obligated Parties, taken as a whole, to perform their obligations under the Loan Documents, taken as a whole; or (c) the validity or enforceability of any Loan Document.
“Material Subsidiary” means any Subsidiary of the Borrower (except LPAC Corp., LPAC Corp. II and the Insurance Subsidiary) the book value (determined in accordance with GAAP) of whose total assets equals or exceeds ten percent (10%) of the book value (determined in accordance with GAAP) of the consolidated total assets of Borrower and all Subsidiaries as determined as of the last day of each fiscal quarter of the Borrower.
“Maturity Date” means October 12, 2012.
“Maximum Rate” shall have the meaning assigned it in Section 8.14.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“Net Interest Expenses” shall have the meaning assigned to it in Section 5.15(a).
“New Material Subsidiary” shall have the meaning assigned it in Section 5.21.
“New Owner” shall have the meaning assigned it in Section 2.10(c).
“Norris Family” shall have the meaning assigned it in Section 2.10(c).

“Notes” means each promissory note issued pursuant to Section 4.02(d)(ii) or Section 8.04(b)(iv).
“Obligated Parties” means the Borrower and the Guarantors.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (i) with respect to Revolving Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in another Available Currency, the rate of interest per annum at which overnight deposits in the applicable Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” shall have the meaning assigned it in Section 8.04(d).
“Participating Member” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity or a government or agency or political subdivision thereof.
“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability and that is subject to Title IV of ERISA or the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA.

“Platform” has the meaning specified in Section 5.18.
“Preferred Stock” means any class of capital stock of, or other Equity Interest in, a Person that is preferred over any other class of capital stock of, or other Equity Interest in, such Person as to the payment of dividends or other distributions or the payment of any amount upon liquidation or dissolution of such Person.
“Prepayment Date” has the meaning specified in Section 2.10(c).
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Public Lender” has the meaning specified in Section 5.18.
“Purchase Price” shall have the meaning assigned to it in Section 5.23.
“Receivable Securitization” means, with respect to a Person, a transaction or group of transactions typically referred to as a securitization in which the Person sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.
“Receivable Securitization Outstanding” means, with respect to a Person, the aggregate amount outstanding (i.e., advanced as the purchase price and not repaid from collections) under all Receivable Securitization transactions of such Person that is representative of the principal amount that would be outstanding if such transaction were accounted for as a financing.
“Register” shall have the meaning assigned to it in Section 8.04(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, at any time, Lenders having more than 50% of the Total Commitments or, if the commitment of each Lender to make Loans and the obligation of Bank of America to make L/C Credit Extensions have been terminated pursuant to Article 6, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means any Senior Financial Officer, the Chief Executive Officer of the Borrower, or the General Counsel of the Borrower.

“Restricted Payment” means any Distribution in respect of the Borrower or any Subsidiary (other than on account of capital stock or other Equity Interests of a Subsidiary owned legally and beneficially by the Borrower or another Subsidiary that is Wholly-Owned), including, without limitation, any Distribution resulting in the acquisition by the Borrower of Equity Interests which would constitute treasury stock. For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (a) the Fair Market Value of such property and (b) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made. For the avoidance of doubt, transactions (including grants, awards, cancellation of awards and the conversion of awards) in the ordinary course of business pursuant to the Borrower’s compensation programs shall not constitute Restricted Payments, provided that, at the time in question, no Event of Default shall have occurred and be continuing.
“Restricted Share Repurchases” has the meaning specified in Section 5.14.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (d) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.
“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and the amount (or Dollar Equivalent with respect to Letters of Credit) of such Lender’s participating (or, with respect to the Swingline Lender or an Issuing Bank, its direct) interest in the outstanding Swingline Loans and Letters of Credit.
“Revolving Lenders” means the lenders listed in Schedule 2.01, together with their successors and assigns.
“Revolving Loan” shall have the meaning assigned to it in Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services, group a division of the McGraw Hill Companies.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, director of treasury operations, or controller of the Borrower; provided that any executive vice president, the treasurer, any assistant treasurer, the director of treasury operations or the corporate controller of the Borrower is authorized by the Borrower to execute and deliver any Borrowing Request.

“Senior Note Purchase Agreements” means the following:
(i) nine separate Note Purchase Agreements, each dated as of December 1, 1993, as each of the same have been amended and as each may be further amended, supplemented or otherwise modified from time to time, between the Borrower and each of The Prudential Insurance Company of America, Connecticut General Life Insurance Company, Life Insurance Company of North America, United of Omaha Life Insurance Company, Mutual of Omaha Insurance Company, Companion Life Insurance Company, United World Life Insurance Company, Genworth Life and Annuity Insurance Company (f/k/a GE Life and Annuity Insurance Company, and as successor by merger to First Colony Life Insurance Company), and Genworth Life Insurance Company (f/k/a General Electric Capital Assurance Company);
(ii) three separate Note Purchase Agreements, each dated as of April 3, 1998, as each of the same have been amended and as each may be further amended, supplemented or otherwise modified from time to time, between the Borrower and each of The Prudential Insurance Company of America, U.S. Private Placement Fund, and Teachers Insurance and Annuity Association of America; and
(iii) that certain Master Shelf Agreement dated as of October 15, 1999 between the Borrower and The Prudential Insurance Company of America and certain affiliates of The Prudential Insurance Company of America which became bound by such agreement, as the same has been amended and as the same may be further amended, supplemented or otherwise modified from time to time.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. (Dallas, Texas time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Subject Indebtedness” shall have the meaning assigned to it in clause (f) of Article 6.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means that certain Third Amended and Restated Subsidiary Guaranty Agreement dated as of the date hereof executed by the Guarantors in favor of the Administrative Agent, the Issuing Banks and the Lenders, substantially in the form of Exhibit D hereto, as the same may be modified pursuant to one or more Subsidiary Joinder Agreements and as the same may otherwise be modified from time to time.
“Subsidiary Joinder Agreement” means an agreement that has been or will be executed by a Material Subsidiary adding it as a party to the Subsidiary Guaranty, in substantially the form of Exhibit E hereto.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Lender” means Bank of America in its capacity as lender of the Swingline Loans.
“Swingline Loan” shall have the meaning assigned to it in Section 2.01(b).
“Syndication Agents” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” means any Person acquired, or substantially all of whose assets have been acquired, by the Borrower or any Subsidiary.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Commitments” means, at any time, the aggregate amount of Commitments of all the Revolving Lenders, as in effect at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.
“Transactions” shall have the meaning assigned it in Section 3.02.
“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including capital stock of, or other Equity Interests issued by, a Subsidiary.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or Loans comprising such Borrowing is determined (i.e., (a) with respect to Revolving Loans, the Base Rate or Eurodollar Rate, and (b) with respect to Swingline Loans, the Base Rate or Eurodollar Daily Floating Rate).
“Voting Rights” shall have the meaning assigned it in Section 2.10(c).
“Wholly-Owned Subsidiary” or “Wholly-Owned” when used in reference to a Subsidiary, means, at any time, any Subsidiary, one hundred percent (100%) of all of the Equity Interests of (except directors’ qualifying shares), and voting interests in, which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.
Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. If at any time any change in GAAP, or the interpretation thereof by a “Big Four” accounting firm (one of Deloitte, KPMG, PricewaterhouseCoopers, or Ernst & Young), would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent of such ratio or requirement in light of such change in GAAP or the interpretation thereof by a “Big Four” accounting firm (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or interpretation thereof by a “Big Four” accounting firm, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the interpretation thereof by a “Big Four” accounting firm.

Section 1.03 Types; Facility. Loans and Borrowings hereunder are distinguished and referred to herein by Type (i.e., Base Rate, Eurodollar Rate or Eurodollar Daily Floating Rate), and by the facility provided herein under which such Loan or Borrowing is made (i.e., under Section 2.01(a) and thus a “Revolving Loan” or “Revolving Loan Borrowing” or made under Section 2.01(b) and thus a “Swingline Loan” or “Swingline Loan Borrowing”) or by any one or more of the foregoing.
Section 1.04 Exchange Rates; Currency Equivalents.
(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Obligated Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
Section 1.05 Additional Alternative Currencies.
(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.
(b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m. (Dallas, Texas time), 10 Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed by the Issuing Bank in its sole discretion). In the case of any such request, the Administrative Agent shall promptly notify the Issuing Bank thereof. The Issuing Bank shall notify the Administrative Agent, not later than 10:00 a.m. (Dallas, Texas time), 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by the Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.
Section 1.06 Change of Currency.
(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided further, however, that the stated amount of such Letter of Credit in effect at such time shall be used to determine the Letter of Credit Fees pursuant to Section 2.04(c).
Section 1.08 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2
THE CREDITS
Section 2.01 Commitments.
(a) Revolving Loans. Prior to the Effective Date, loans were previously made to the Borrower by the lenders under the Existing Credit Agreement and, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the parties hereto acknowledge and agree that, on the Effective Date, such loans shall be repaid in their entirety with the proceeds of the hereinafter defined Revolving Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make advances in Dollars (each such advance, herein a “Revolving Loan”) to the Borrower, at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date or the termination of the Commitment of such Revolving Lender, in an aggregate principal amount at any time outstanding not to exceed such Revolving Lender’s Commitment, subject, however, to the condition that the Revolving Exposure of a Revolving Lender shall not exceed such Revolving Lender’s Commitment and the total Revolving Exposure of all Revolving Lenders shall not exceed the Total Commitments. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Revolving Loans hereunder subject to the terms, conditions and limitations set forth herein. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their Applicable Percentages; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender). The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or such lesser amount that equals the remaining available amount of the Total Commitments). Each Revolving Loan shall be a Eurodollar Rate Loan or a Base Rate Loan, as selected by the Borrower pursuant to Section 2.03.
(b) Swingline Loans. Subject to the terms and conditions set forth herein, and in reliance upon the agreements of the other Lenders set forth in paragraph (c) below, the Swingline Lender agrees to make advances in Dollars (each such advance, herein a “Swingline Loan”) to the Borrower from time to time on and after the Effective Date, until the earlier of the Maturity Date or the termination of the Commitments in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000; and (ii) the total Revolving Exposure of all Revolving Lenders exceeding the Total Commitments. The Swingline Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $500,000 and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be a Eurodollar Daily Floating Rate Loan or a Base Rate Loan, as selected by the Borrower pursuant to Section 2.03.

(c) Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of the principal amount outstanding in connection with such Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of Dollars in immediately available funds, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of its obligation for the payment thereof in full, notwithstanding any Default or Event of Default that may exist.
Section 2.02 Loans.
(a) Type of Loans. Each Borrowing of Revolving Loans shall be comprised entirely of Eurodollar Rate Loans or Base Rate Loans, and each Borrowing of Swingline Loans shall be comprised entirely of Eurodollar Daily Floating Rate Loans or Base Rate Loans, in each case as the Borrower may request pursuant to Section 2.02(c) or Section 2.03. Each Lender may at its option make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time.
(b) Funding Borrowings.
(i) Revolving Loans. Subject to paragraph (c) below, each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of Dollars in immediately available funds to the Administrative Agent in Dallas, Texas, not later than 2:00 p.m., Dallas, Texas time, and the Administrative Agent shall by 3:00 p.m., Dallas, Texas time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Revolving Lenders or, if such Borrowing is to finance the reimbursement of an L/C Disbursement, such amounts shall be distributed to the applicable Issuing Bank.

Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Revolving Loan Borrowing (or, in the case of any Base Rate Borrowing, prior to 2:00 p.m. on the date of such Borrowing) that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Revolving Lender and the Borrower (without waiving any claim against such Revolving Lender for such Revolving Lender’s failure to make such portion available) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower until but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Revolving Lender, the Overnight Rate. If the Borrower and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Revolving Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement. A notice of the Administrative Agent to any Revolving Lender or the Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.
(ii) Swingline Loans. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Swingline Lender by 2:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.
(c) Continuations and Conversions. The Borrower may Convert all or any part of any Borrowing to a Borrowing of a different Type and the Borrower may Continue all or any part of any Eurodollar Rate Borrowing as a Borrowing of the same Type, by giving the Administrative Agent written notice (which may be a Borrowing Request) not later than 10:00 a.m., Dallas, Texas, time on the Business Day of the Conversion into a Base Rate Borrowing or a Eurodollar Daily Floating Rate Borrowing and on the Business Day at least two Business Days before Conversion into or Continuation of a Eurodollar Rate Borrowing, in each case specifying: (i) the Conversion or Continuation date, (ii) the amount of the Borrowing to be Converted or Continued, (iii) in the case of Conversions, the Type of Borrowing to be Converted into, and (iv) in the case of a Continuation of or Conversion into a Eurodollar Rate Borrowing, the duration of the Interest Period applicable thereto; provided that (a) Eurodollar Rate Borrowings may only be Converted on the last day of the Interest Period; (b) except for Conversions to Base Rate

Borrowings, no Conversions shall be made while an Event of Default has occurred and is continuing; (c) no more than ten (10) Eurodollar Rate Borrowings and Eurodollar Daily Floating Rate Borrowings may be in existence at any one time; and (d) no Interest Period may end after the Maturity Date. All notices given under this Section shall be irrevocable. If the Borrower shall fail to give the Administrative Agent the notice as specified above for Continuation or Conversion of a Eurodollar Rate Borrowing prior to the end of the Interest Period with respect thereto, such Eurodollar Rate Borrowing shall automatically be continued as a Eurodollar Rate Borrowing with an Interest Period of one month’s duration unless an Event of Default exists, in which case such Eurodollar Rate Borrowing shall be automatically converted to an Base Rate Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02.
Section 2.03 Borrowing Procedure. In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request: (a) in the case of a Eurodollar Rate Borrowing, not later than 12:00 noon, Dallas, Texas time, two Business Days before such Borrowing, and (b) in the case of a Base Rate Borrowing or a Eurodollar Daily Floating Rate Borrowing, not later than 12:00 noon, Dallas, Texas time, on the day of such Borrowing. Such notice shall be irrevocable and shall in each case specify: (i) whether the Borrowing is a Revolving Loan Borrowing or a Swingline Loan Borrowing; (ii) in the case of a Revolving Loan Borrowing, whether such Borrowing is to be a Eurodollar Rate Borrowing or a Base Rate Borrowing; (iii) in the case of a Swingline Loan Borrowing, whether such Borrowing is to be a Eurodollar Daily Floating Rate Borrowing or a Base Rate Borrowing; (iv) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (v) if such Borrowing is to be a Eurodollar Rate Borrowing, the Interest Period with respect thereto. If no election as to the Type or facility applicable to such Borrowing is specified in any such notice, then the requested Borrowing will be a Base Rate Swingline Loan Borrowing. If no Interest Period with respect to any Eurodollar Rate Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Eurodollar Rate Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date. When a Revolving Loan Borrowing is requested, the Administrative Agent shall promptly advise the Revolving Lenders of the notice given pursuant to this Section 2.03 and of each Revolving Lender’s portion of the requested Borrowing. When a Swingline Loan Borrowing is requested, the Administrative Agent shall promptly advise the Swingline Lender of the notice given pursuant to this Section 2.03.
Section 2.04 Fees.
(a) Facility Fee. The Borrower agrees to pay to each Revolving Lender, through the Administrative Agent, a facility fee (“Facility Fee”), at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the average daily amount of the Commitment of such Revolving Lender (or if such Commitment no longer exists, on the Revolving Exposure of such Revolving Lender), during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any Revolving Exposure. Facility Fees accrued to each Interest Payment Date shall be payable in Dollars on such Interest Payment Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed based on the actual number of days elapsed (including the first day but excluding the last day) in a year of 365 or 366 days, as the case may be.

(b) Agent Fees. The Borrower agrees to pay the Administrative Agent and the Syndication Agent, respectively, the fees provided for in any separate agreement(s) between Borrower and Administrative Agent or between Borrower and Syndication Agent, on the dates required thereby.
(c) Letter of Credit Fees. The Borrower agrees to pay: (i) to the Administrative Agent for the account of each Revolving Lender a Letter of Credit fee (the “Letter of Credit Fee”) with respect to such Revolving Lender’s participations in Letters of Credit, which shall accrue at the rate equal to the Letter of Credit Fee Percentage (as defined and determined in accordance with Section 2.06(d)) on the average daily Dollar Equivalent amount of such Revolving Lender’s Applicable Percentage of the Letter of Credit Liabilities (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any Letter of Credit Liabilities; and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Equivalent amount of the Letter of Credit Liabilities (excluding any portion thereof attributable to unreimbursed L/C Disbursements) attributable to the Letters of Credit it has issued, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such Letter of Credit Liabilities, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any of its Letters of Credit or processing of drawings thereunder. Letter of Credit Fees and fronting fees accrued to each Interest Payment Date shall be payable in Dollars no more than five (5) Business Days after such Interest Payment Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fee shall be computed based on a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d) Payment Provisions. The fees payable under this Section 2.04 (the “Fees”) shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Revolving Lenders or to the applicable Issuing Bank. Once paid, none of such Fees shall be refundable under any circumstances.
Section 2.05 Repayment of Loans; Evidence of Indebtedness.
(a) Repayment. The Borrower hereby unconditionally promises to pay the unpaid principal amount of each Loan on the Maturity Date.

(b) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c) Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of each Letter of Credit, the Letter of Credit Liabilities applicable thereto and each Revolving Lender’s participation interest therein, (iii) the amount of any principal, interest and Fees due and payable or to become due and payable from the Borrower to each Lender and each Issuing Bank hereunder, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s and each Issuing Bank’s share thereof.
(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded, absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein or an inconsistency between such accounts of a Lender and the accounts of the Administrative Agent shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
Section 2.06 Interest on Loans; Margin and Fees.
(a) Eurodollar Rate. Subject to the provisions of Section 2.07, the Eurodollar Rate Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the applicable Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect.
(b) Base Rate and Eurodollar Daily Floating Rate. Subject to the provisions of Section 2.07, the Base Rate Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate. Subject to the provisions of Section 2.07, the Eurodollar Daily Floating Rate Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Daily Floating Rate plus the Applicable Margin for Eurodollar Rate Loans as listed in subsection (d) below from time to time in effect.
(c) Payment of Interest. Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Eurodollar Rate, Base Rate or Eurodollar Daily Floating Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error; provided that the Administrative Agent shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

(d) Determination of Applicable Margin. The Applicable Margin identified in this Section 2.06 and the Facility Fee Percentage and Letter of Credit Fee Percentage identified in Section 2.04 shall be defined and determined as follows:
“Applicable Margin” means (i) during the period commencing on the Effective Date and ending on but not including the first Adjustment Date (as defined below), 0.500% per annum and (ii) during each period from and including one Adjustment Date to but excluding the next Adjustment Date (herein a “Calculation Period”), the percent per annum set forth in the table below under the applicable “Margin for Eurodollar Rate Loans” heading opposite the Debt to Adjusted EBITDA Ratio which corresponds to the Debt to Adjusted EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.
“Facility Fee Percentage” means (1) during the period commencing on the Effective Date and ending on but not including the first Adjustment Date, 0.125% per annum and (2) during each Calculation Period, the percent per annum set forth in the table below under the heading “Facility Fee Percentage” opposite the Debt to Adjusted EBITDA Ratio which corresponds to the Debt to Adjusted EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.
“Letter of Credit Fee Percentage” means (1) during the period commencing on the Effective Date and ending on but not including the first Adjustment Date, 0.500% per annum and (2) during each Calculation Period, the percent per annum set forth in the table below under the heading “Letter of Credit Fee Percentage” opposite the Debt to Adjusted EBITDA Ratio which corresponds to the Debt to Adjusted EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

			Margin for	Letter of
	Debt to Adjusted	Facility Fee	Eurodollar	Credit Fee
Level	EBITDA Ratio	Percentage	Rate Loans	Percentage
I	Less than or equal to 1.00 to 1.00	.125%	.500%	.500%
II	Less than or equal to 1.50 to 1.0 but greater than 1.00 to 1.00	.150%	.600%	.600%
III	Less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00	.175%	.700%	.700%
IV	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	.225%	.775%	.775%
V	Greater than 2.50 to 1.00	.250%	1.000%	1.000%

Upon delivery of each Compliance Certificate pursuant to Section 5.18(g), commencing with the Compliance Certificate delivered with respect to the fiscal quarter ending on September 30, 2007, the Applicable Margin (for Interest Periods commencing after the applicable Adjustment Date), the Facility Fee Percentage and the Letter of Credit Fee Percentage shall automatically be adjusted in accordance with the Debt to Adjusted EBITDA Ratio set forth therein and the table set forth above, such automatic adjustment to take effect as of the first Business Day after the receipt by the Agent of such Compliance Certificate pursuant to Section 5.18(g) (each such Business Day when such margin or fees change pursuant to this sentence or the next following sentence, herein an “Adjustment Date”). If the Borrower fails to deliver such Compliance Certificate which so sets forth the Debt to Adjusted EBITDA Ratio within the period of time required by Section 5.18(g): (i) the Applicable Margin (for Interest Periods commencing after the applicable Adjustment Date) shall automatically be adjusted to 1.000% per annum, (ii) the Facility Fee Percentage shall automatically be adjusted to 0.250% per annum, and (iii) the Letter of Credit Fee Percentage shall automatically be adjusted to 1.000% per annum, such automatic adjustments to take effect as of the first Business Day after the last day on which the Borrower was required to deliver the applicable Compliance Certificate in accordance with Section 5.18(g) and to remain in effect until subsequently adjusted in accordance herewith upon the delivery of a Compliance Certificate.
Section 2.07 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.06(b)) equal to: (a) with respect to Base Rate Loans, the rate otherwise applicable thereto as determined in accordance with Section 2.06 plus 2%; (b) with respect to Eurodollar Rate Loans, until the end of the Interest Period applicable thereto, the rate otherwise applicable thereto as determined in accordance with Section 2.06 plus 2% and after the end of the Interest Period therefor, the Base Rate plus 2%; (c) with respect to Eurodollar Daily Floating Rate Loans, the rate otherwise applicable thereto as determined in accordance with Section 2.06 plus 2%; and (d) with respect to other amounts, the Base Rate plus 2%.
Section 2.08 Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing or prior to any Eurodollar Daily Floating Rate Borrowing the Administrative Agent shall have determined (i) that Dollar deposits in the principal amounts of the Eurodollar Rate Loans or Eurodollar Daily Floating Rate Loans comprising such Borrowing are not generally available in the market utilized to determine the applicable Eurodollar Rate or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate or Eurodollar Daily Floating Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above and after notice thereof shall have been provided to the Borrower, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Rate Borrowing or Eurodollar Daily Floating Rate Borrowing pursuant to Section 2.03 shall be deemed to be a request for a Base Rate Borrowing under the applicable requested facility (i.e., either Swingline or Revolver). Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error; provided that the Administrative Agent shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

Section 2.09 Termination and Reduction of Commitments.
(a) Termination on Maturity Date. The commitment of the Swingline Lender under Section 2.01 to make Swingline Loans and the Commitments of the Revolving Lenders shall automatically be terminated on the Maturity Date. Such commitments may also terminate as provided in Section 2.10(c) and Article 6.
(b) Optional Termination or Reduction. Upon at least three Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or, from time to time, in part permanently reduce, the Total Commitments; provided, however, that (i) each partial reduction of the Total Commitments shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $5,000,000; (ii) no such termination or reduction shall be made which would reduce the Total Commitments to an amount less than $50,000,000, unless the result of such termination or reduction is to reduce the Total Commitments to $0; and (iii) no such termination or reduction shall reduce the Total Commitments below the then aggregate outstanding Revolving Exposure of all Lenders. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.09(b) and of each Lender’s portion of any such termination or reduction of the Total Commitments. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of identified events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the termination of the Total Commitments, the commitment of the Swingline Lender under Section 2.01 shall also terminate.
(c) Allocation of Reduction. Each reduction in the Total Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Total Commitments, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.
Section 2.10 Prepayment Including Prepayment as a Result of a Change of Control.
(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) in the case of Eurodollar Rate Loans, before 10:00 a.m., Dallas, Texas time, three Business Days prior to prepayment, which prepayment shall be accompanied by any amount owed under Section 8.05(e), and (ii) in the case of Base Rate Loans or Eurodollar Daily Floating Rate Loans, before 10:00 a.m., Dallas, Texas time, one Business Day prior to prepayment; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.

(b) Required Prepayment upon Reduction or Termination of Commitments. On the date of any termination or reduction of the Total Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate outstanding Revolving Exposure of all Lenders will not exceed the Total Commitments after giving effect to such termination or reduction.
(c) Prepayment Offer Required as a Result of a Change of Control. At least 15 Business Days and not more than 90 days prior to the occurrence of any Change of Control, the Borrower will give written notice thereof to each Lender. Such notice shall contain (i) an offer by the Borrower to prepay, on the date of such Change of Control or, if such notice shall be delivered less than 35 days prior to the date of such Change of Control, on the date 35 days after the date of such notice (the “Prepayment Date”), all Loans made by each Lender, together with interest accrued thereon to the Prepayment Date and all other liquidated obligations owed to such Lender under the terms hereof, (ii) the estimated amount of accrued interest, showing in reasonable detail the calculation thereof and (iii) the Borrower’s estimate of the date on which such Change of Control shall occur. Said offer shall be deemed to lapse as to any such Lender which has not replied affirmatively thereto in writing within 35 days of the giving of such notice. As soon as practicable (and in any event at least 24 hours) prior to such Change of Control, the Borrower shall give written confirmation of the date thereof to each such Lender that has affirmatively replied to the notice given pursuant to the first sentence of this Section 2.10(c). The Borrower shall, on the Prepayment Date, prepay to each Lender that has affirmatively replied to the notice given pursuant to the first sentence of this Section 2.10(c), all Loans then held by such Lender together with accrued interest thereon and all other liquidated obligations owed to such Lender under the terms hereof. Thereupon, provided the Administrative Agent and Swingline Lender have agreed to reasonably satisfactory arrangements regarding such Lender’s participation in Swingline Loans and/or Letters of Credit, each Lender that shall have received such prepayment shall have no further obligation to make Revolving Loans or participate in Swingline Loans or Letters of Credit, whether outstanding as of the Prepayment Date or made or issued after the Prepayment Date, and the Total Commitments shall be reduced by the amount of each such Lender’s Commitment.
For the purposes of this Section 2.10(c), a “Change of Control” shall be deemed to occur if any New Owner shall acquire beneficial ownership of shares in the Borrower having Voting Rights pertaining thereto which would allow such New Owner to elect more members of the Board of Directors than could be elected by the exercise of all Voting Rights pertaining to shares in the Borrower then owned beneficially by the Norris Family. As used in this Section 2.10(c):
“Voting Rights” pertaining to shares of a corporation means the rights to cast votes for the election of directors of such corporation in ordinary circumstances (without consideration of voting rights which exist only in the event of contingencies).

“Norris Family” means all persons who are lineal descendants of D.W. Norris (by birth or adoption), all spouses of such descendants, all estates of such descendants or spouses which are in the course of administration, all trusts for the benefit of such descendants or spouses, and all corporations or other entities in which, directly or indirectly, such descendants or spouses (either alone or in conjunction with other such descendants or spouses) have the right, whether by ownership of stock or other equity interests or otherwise, to direct the management and policies of such corporations or other entities (each such person, spouse, estate, trust, corporation or entity being referred to herein as a “member” of the Norris Family). In addition, so long as any employee stock ownership plan exercises its Voting Rights in the same manner as members of the Norris Family (exclusive of employee stock ownership plans) who have a majority of the Voting Rights exercised by all such members of the Norris Family, such employee stock ownership plan shall be deemed a member of the Norris Family.
“New Owner” means any Person (other than a member of the Norris Family), or any syndicate or group of Persons (exclusive of all members of the Norris Family) which would be deemed a “person” or “group” for the purposes of Section 13(d) of the Exchange Act, who directly or indirectly acquires shares in the Borrower.
(d) Outstandings in Excess of Commitments. If on any date of a Borrowing, any Interest Payment Date, any date of the issuance of a Letter of Credit, any date when a Compliance Certificate is delivered under Section 5.18(g) or any other date selected by the Administrative Agent, the aggregate Revolving Exposure of all Lenders exceeds the Total Commitments, then, in each case, the Borrower shall, within two Business Days, repay to the Administrative Agent an amount equal to the applicable excess.
(e) Breakage Costs and Interest. All prepayments under this Section 2.10 shall be subject to Section 8.05(e) but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
Section 2.11 Reserve Requirements; Increased Costs.
(a) Change in Law; Increased Cost. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Issuing Bank or any Lender hereunder (except for changes in respect of taxes on the overall net income of such Issuing Bank or such Lender or its lending office imposed by the jurisdiction in which its principal executive office or lending office is located), or shall result in the imposition, modification or applicability of any reserve (including, without limitation, any reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits), special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank, or shall result in the imposition on any Lender, any Issuing Bank or any interbank market utilized to determine the rate hereunder or any other condition affecting this Agreement, such Lender’s Commitment, any Loan made by such Lender or any Letter of Credit or participation interest therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Loan or issuing, maintaining or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower shall, upon receipt of the notice and certificate provided for in Section 2.11(c), promptly pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.
(b) Capital Adequacy. If any Lender or any Issuing Bank shall have determined that the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Issuing Bank or any Lender’s or any Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, such Lender’s Commitment, the Loans made by such Lender pursuant hereto, or any Letter of Credit or participation interest therein to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time such additional amount or amounts as will compensate such Lender or Issuing Bank for any such reduction suffered will be paid by the Borrower to such Lender or Issuing Bank, as applicable.
(c) Delivery of Certificate. A certificate of each affected party setting forth such amount or amounts as shall be necessary to compensate such party or its holding company as specified in paragraph (a) or (b) above, as the case may be, and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower, and shall be conclusive absent manifest error. The Borrower shall pay each Lender and each Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same. Each Lender and each Issuing Bank shall give prompt notice to the Borrower of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by the Borrower pursuant to this Section; provided, however, that failure by such Lender or Issuing Bank to give such notice shall not constitute a waiver of such party’s right to demand compensation hereunder.

(d) No Waiver. Failure on the part of any party to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital of the type described in paragraph (a) or (b) of this Section 2.11 with respect to any period shall not constitute a waiver of such party’s right to demand compensation with respect to such period or any other period; provided, however, that neither any Lender nor any Issuing Bank shall be entitled to compensation under this Section 2.11 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(e) Survival. All of the Borrower’s obligations under this Section 2.11 shall survive termination of the Total Commitments and repayment of all other obligations of the Borrower under this Agreement until two years after such termination.
Section 2.12 Illegality. Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:
(i) declare that the applicable Eurodollar Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request for such a Eurodollar Rate Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and
(ii) require that all outstanding Eurodollar Rate Loans affected by the illegality made by it be Converted to Base Rate Loans, in which event all such Eurodollar Rate Loans shall be automatically Converted to Base Rate Loans as of the effective date of such notice as provided below.
In the event any Lender shall exercise its rights under clauses (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the affected Eurodollar Rate Loans that would have been made by such Lender or the Converted Eurodollar Rate Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Rate Loans. For purposes of this Section 2.12, a notice by any Lender shall be effective as to each Eurodollar Rate Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Rate Loan; in all other cases such notice shall be effective on the date of receipt.

Section 2.13 Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees and Letter of Credit Fees, each Conversion or Continuation of any Loans, and each reduction of the Total Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the Revolving Exposure of each Lender), except: (a) as required under Sections 2.12 and 2.15 or as otherwise expressly provided herein; (b) with respect to Swingline Loan Borrowings and Swingline Loans; and (c) if interest shall accrue on any portion of a Borrowing held by a Lender at a rate different from the rate applicable to the other Lenders, payment and distribution of interest shall be based on the respective accrual rates applicable to such Borrowing.
Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15 Payments Generally. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on L/C Obligations denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m., Dallas, Texas time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on L/C Obligations denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any applicable law from making any required payment hereunder with respect to L/C Obligations in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each payment hereunder in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., Dallas, Texas time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 2.16 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g) Survival. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.16 shall survive the payment in full of all other obligations of the Borrower under this Agreement and the termination of the Total Commitments hereunder.
Section 2.17 Intentionally Omitted.
Section 2.18 Payments by Borrower; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or any Issuing Bank with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

Section 2.19 Letters of Credit.
(a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary and for its or a Subsidiary’s benefit, payable in any Available Currency in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time on any Business Day and from time to time on and after the date hereof until the earlier of the Letter of Credit Expiration Date or the termination of the Commitments hereunder. If the Borrower requests Bank of America to issue a Letter of Credit, Bank of America agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.19, to issue the Letter of Credit subject to the terms and conditions of this Agreement (including without limitation those contained in this Section 2.19 below and those contained in Section 4.01) and provided that (i) the terms and provisions of such Letter of Credit are reasonably satisfactory to Bank of America and otherwise comply with the terms hereof and (ii) such Letter of Credit is issued pursuant to such documentation as Bank of America may reasonably require. The Borrower may request any Issuing Bank to issue a Letter of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the total Revolving Exposure of all Revolving Lenders shall not exceed the Total Commitments, and (y) the Revolving Exposure of a Revolving Lender shall not exceed such Revolving Lender’s Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(ii) No Issuing Bank shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have provided written notice to Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and Borrower shall not have compensated such Issuing Bank for the imposition of such restriction, reserve or capital requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank which are of general application;
(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(D) such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F) a default of any Lender’s obligations to fund under Section 2.01 or Section 2.02 exists or any Lender is at such time a Defaulting Lender hereunder, unless the Administrative Agent has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the risk with respect to such Lender.
(iv) No Issuing Bank shall amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank and the Administrative Agent in the form of a Letter of Credit Application, appropriately completed and signed by a Senior Financial Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 10:00 a.m. (Dallas, Texas time) at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank and the Administrative Agent: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Obligated Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank may, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank grants to each Revolving Lender, and each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the aggregate amount available to be drawn under such Letter of Credit.
(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.19(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Article 4 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Article 4 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the Issuing Bank not to permit such reinstatement.
(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (Dallas, Texas time) on the date of any payment by such Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency if Borrower has received such notice prior to 9:00 a.m. (Dallas, Texas time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m. (Dallas, Texas time) on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m. (Dallas, Texas time) on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans as Base Rate Loans to be disbursed on the Honor Date (or such later date as may be specified for reimbursement in this Section 2.19(c)(i)) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Lender shall upon any notice pursuant to Section 2.19(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Dallas, Texas time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in Dollars.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the default rate pursuant to Section 2.07. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.19.
(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.19(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.
(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of such Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(vii) Each L/C Disbursement shall bear interest at a rate per annum equal to the Base Rate for the period from and including the date of such L/C Disbursement to but excluding the earliest to occur of (A) the date on which the Borrower reimburses the applicable Issuing Bank pursuant to Section 2.19(c)(i) in the amount of such L/C Disbursement, (B) the date on which such L/C Disbursement is refinanced by a Revolving Loan Borrowing pursuant to Section 2.19(c)(i) and (C) the date on which such L/C Disbursement becomes an L/C Borrowing. Such interest shall be payable on the next succeeding Interest Payment Date.
(d) Repayment of Participations.
(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances described in Section 8.19 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of all obligations hereunder and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors;
(v) any adverse change in the relevant exchange rates or in the availability of the relevant Available Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given within five (5) Business Days after Borrower’s receipt of a copy of such Letter of Credit or amendment thereto by Borrower.

(f) Role of each Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
(i) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations, and the Administrative Agent shall, upon request, provide the Borrower with calculations showing such exchange rate fluctuations.

(iii) Article 6 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Article 6, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of such Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing (“Cash Collateral”). Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
(i) Conflict with Issuer Documents. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 2.20 Increase in Commitments.
(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Total Commitments by an amount (for all such requests) not exceeding $100,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period described in (a) above, whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d) Effective Date and Allocations. If the Total Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Obligated Party dated as of the Increase Effective Date signed by a Responsible Officer of such Obligated Party (i) certifying and attaching the resolutions adopted by such Obligated Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 3.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.18, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 8.05(e)) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 8.09 to the contrary.
Section 2.21 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 8.05(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.05(c).

Section 2.22 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.12, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, the Borrower may replace such Lender in accordance with Section 8.07.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to each of the Lenders and Issuing Banks as follows:
Section 3.01 Organization; Powers. The Borrower and each Material Subsidiary (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party.
Section 3.02 Authorization; Absence of Conflicts. The execution, delivery and performance by the Borrower and each Obligated Party of the Loan Documents to which it is a party, the Borrowings hereunder and the issuance of Letters of Credit hereunder (collectively, the “Transactions”): (a) have been duly authorized by all requisite corporate or other organizational action and (b) will not (i) violate (A) any provision of the certificate of incorporation or other constituent documents or by-laws of the Borrower or any of its Subsidiaries, (B) any law, statute, rule or regulation to which any Obligated Party or any of its assets is subject or any order of any Governmental Authority or (C) any provision of any Material indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound (including the Senior Note Purchase Agreements and the Indebtedness limitations set forth in any Senior Note Purchase Agreement), (ii) violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such Material indenture, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries.

Section 3.03 Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Obligated Party that is party thereto. This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.04 Governmental or Third Party Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Obligated Party of this Agreement or any other Loan Document, except for any reports required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act.
Section 3.05 Subsidiaries. Schedule 3.05 is (except as noted therein) a complete and correct list of the Borrower’s Material Subsidiaries as of the date hereof showing, as to each Subsidiary, the correct name thereof and the jurisdiction of its organization.
Section 3.06 Financial Statements.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Since the most recent to occur of (i) the date of the Audited Financial Statements, and (ii) the date of the audited financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 5.18(b), there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Litigation; Observance of Statutes and Orders.
(a) Except as described on Schedule 3.07 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Material Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Except as described on Schedule 3.07 attached hereto, neither the Borrower nor any Subsidiary is in default under any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 3.08 Taxes. The Borrower and its Subsidiaries have filed all material income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.
Section 3.09 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record title in fee simple to, or valid leasehold interests in, all real property necessary or material to its business, except for such defects in title and exceptions to leasehold interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such real property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 5.13.
Section 3.10 Licenses, Permits, etc. The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance with ERISA.
(a) The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b) As of the Effective Date, the present value of the accumulated benefit obligations under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined in accordance with Financial Accounting Standards Board Statement No. 87 as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $25,000,000 in the case of any single Plan and by more than $50,000,000 in the aggregate for all Plans.
(c) The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(d) No ERISA Event has occurred or is expected to occur with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.
Section 3.12 Use of Proceeds. The proceeds of the Loans will be used to refinance existing indebtedness, for capital expenditures, to make acquisitions, for working capital and for other general corporate purposes, including, without limitation, the repurchase of issued and outstanding shares of common stock of the Borrower, in each case not in contravention of any applicable law or any Loan Document. The Letters of Credit shall be issued (a) to support transactions of the Borrower and the Subsidiaries entered into in the ordinary course of business, (b) in connection with financings permitted hereunder, capital expenditures and acquisitions, and (c) for general corporate purposes.
Section 3.13 Intentionally Omitted.
Section 3.14 Foreign Assets Control Regulations, etc. The use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 3.15 Margin Regulations; Investment Company Act.
(a) No part of the proceeds of any Borrowing or drawing under any Letter of Credit, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U, or X of the Board. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets subject to the restrictions of Section 5.13 (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.
(b) If requested by any Lender or the Administrative Agent, the Borrower will execute and furnish to the Administrative Agent and each Lender a FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the Board.
(c) Neither the Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended.
Section 3.16 No Material Misstatements. No report, financial statement or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement contains any material misstatement of fact or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.17 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as described on Schedule 3.17.
Section 3.18 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance (if adequate reserves are maintained with respect thereto) compatible with the following standards), with such deductibles and covering such casualties and contingencies as are customarily carried by companies of established reputations engaged in the same or similar business and similarly situated.
Section 3.19 Solvency. The Borrower on a consolidated basis with its Subsidiaries: (i) owns and will own assets the fair saleable value of which are (A) greater than the total amount of its liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay probable liabilities of then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

ARTICLE 4
CONDITIONS OF LENDING
Section 4.01 All Borrowings. The obligations of the Lenders to make the Loans on or after the Effective Date and the agreement of an Issuing Bank to issue, amend, renew or extend Letters of Credit are subject to the satisfaction of the following conditions on the date of each Borrowing, or issuance, amendment or other modification:
(a) The Administrative Agent shall have received a notice of such Borrowing, issuance, amendment or other modification as required by Section 2.03 or 2.19(a), as applicable.
(b) The representations and warranties set forth in Article 3 shall be true and correct in all material respects on and as of the date of such Borrowing, issuance, amendment or other modification with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(c) At the time of and immediately after such Borrowing, issuance, amendment or other modification, no Event of Default or Default shall have occurred and be continuing or would result from such Borrowing, issuance, amendment or modification.
(d) At the time of and immediately after such Borrowing, issuance, amendment or other modification, the aggregate Revolving Exposure of all Lenders shall not exceed the Total Commitments.
(e) In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrate Agent or the relevant Issuing Bank would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
Each Borrowing and each issuance, amendment or other modification of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment or other modification as to the matters specified in paragraphs (b), (c), (d) and (e) of this Section 4.01.
Section 4.02 Effective Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement as contemplated hereby and the effectiveness of the obligations of the Lenders to make Loans hereunder on the Effective Date and the agreement of each Issuing Bank to issue, amend, renew or extend Letters of Credit are subject to the following conditions being satisfied on or before the date hereof, and such obligations shall not be effective until the date that each such condition is satisfied (the “Effective Date”):
(a) The Administrative Agent shall have received the favorable written opinion of counsel to the Borrower in substantially the form of Exhibit C hereto, dated the Effective Date and addressed to the Lenders and satisfactory to the Lenders and to Bracewell & Giuliani LLP, counsel for the Administrative Agent (and the Borrower hereby instructs its counsel to deliver such opinion to the Administrative Agent for the benefit of the Lenders).
(b) The Administrative Agent shall have received all of the following in form and substance satisfactory to the Administrative Agent and each of the Lenders: (i) a certificate as to the existence and good standing of each Obligated Party issued by the Secretary of State or other applicable Governmental Authority of its jurisdiction of incorporation or organization as of a recent date; (ii) a certificate of the Secretary or an Assistant Secretary or other authorized officer of each Obligated Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy (or identifying a previously delivered copy) of its by-laws or other similar internal governing document as in effect on the Effective Date and at all times since the date of the resolutions described in clause (B) below, (B) with respect to each Obligated Party, that attached thereto is a true and complete copy of its resolutions or similar evidence of authority, duly adopted by its board of directors (or similar governing authority) authorizing its execution, delivery and performance of the Loan Documents to which it is a party and the Transactions, and that such resolutions or similar evidence of authority have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a true and complete copy (or identifying a previously delivered copy) of the certificate of incorporation or other similar internal governing document, as in effect as of the Effective Date, of each Obligated Party, and (D) as to the incumbency and specimen signature of each of its representatives executing any Loan Document on its behalf; (iii) a certificate of another of its representatives as to the incumbency and specimen signature of the Secretary, Assistant Secretary or other authorized officer executing the certificate pursuant to clause (ii) above; and (iv) such other documentation as the Lenders or the Administrative Agent shall reasonably request.
(c) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.
(d) The Administrative Agent shall have received: (i) the Subsidiary Guaranty in the form attached hereto as Exhibit D executed by all the Guarantors and (ii) promissory notes payable to each Lender requesting a promissory note in form and substance satisfactory to the Administrative Agent executed by the Borrower.
(e) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Bracewell & Giuliani LLP) required to be reimbursed or paid by the Obligated Parties hereunder or under any Loan Document.
(f) The Administrative Agent shall have received a fully executed copy of each amendment to the Senior Note Purchase Agreements that is being executed in connection with this Agreement.
(g) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.
Without limiting the generality of the provisions of Section 7.04, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the closing date specifying its objection thereto.

ARTICLE 5
AFFIRMATIVE AND NEGATIVE COVENANTS
The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any obligations to acquire or fund any participation in any Swingline Loan or Letter of Credit or the Swingline Lender is obligated to make Swingline Loans or Bank of America is obligated to issue Letters of Credit hereunder or any amount payable hereunder remains unpaid:
Section 5.01 Compliance with Laws. The Borrower will and will cause each of its Subsidiaries to (i) comply in all material respects with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and (ii) obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, except, in either case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.02 Insurance. The Borrower will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 5.03 Maintenance of Properties and Lines of Business. The Borrower will and will cause each of its Subsidiaries to (a) maintain, preserve and protect all of its Material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower will not and will not permit any of its Subsidiaries to engage in any line of business other than such lines of business in which it is presently engaged and those businesses reasonably related thereto.
Section 5.04 Payment of Taxes. The Borrower will and will cause each of its Subsidiaries to file all material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if the amount thereof is not individually or in the aggregate Material or the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary.

Section 5.05 Corporate Existence, etc. The Borrower will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 5.10 and 5.11, the Borrower will at all times preserve and keep in full force and effect each of its Subsidiaries’ corporate existence and all rights and franchises of the Borrower and its Subsidiaries necessary for the conduct of their respective businesses, except to the extent that failure to do so with respect to a Subsidiary which is not a Material Subsidiary would not reasonably be expected to have a Material Adverse Effect.
Section 5.06 Intentionally Omitted.
Section 5.07 Covenant to Guarantee and Secure Loans Equally.
(a) If any Subsidiary (other than an Excluded Foreign Subsidiary) of the Borrower shall guarantee the obligations of the Borrower under the Senior Note Purchase Agreements or under any other agreement creating or evidencing Indebtedness in excess of $10,000,000, the Borrower shall cause to be made effective provision whereby the Loans and other obligations of the Borrower under the Loan Documents will be guaranteed by such Subsidiary equally and ratably with any and all other obligations thereby guaranteed, with the documentation for such guarantee to be reasonably satisfactory to the Required Lenders. Any violation of Section 5.12 will constitute an Event of Default, whether or not provision is made for an equal and ratable guarantee pursuant to this Section 5.07.
(b) If the Borrower shall create, assume or permit to exist any Lien upon any of its property or assets, or permit any Subsidiary (other than an Excluded Foreign Subsidiary) to create, assume or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than those Liens permitted by the provisions of Section 5.13, the Borrower shall make or cause to be made effective provision whereby the Loans and other obligations under the Loan Documents will be secured equally and ratably with any and all other obligations thereby secured, with the documentation for such security to be reasonably satisfactory to the Required Lenders and, in any such case, the Loans and such other obligations shall have the benefit, to the fullest extent that, and with such priority as, the holders thereof may be entitled under applicable law, of an equitable Lien on such property. Any violation of Section 5.13 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 5.07.
(c) In the event that the Borrower certifies to the Administrative Agent in writing that no Senior Note Purchase Agreement or other document or agreement evidencing or otherwise relating to any Indebtedness of the Borrower or any Subsidiary contains any covenant or agreement comparable to paragraph (a) or (b) of this Section, paragraphs (a) and (b) of this Section shall automatically terminate and shall be of no further force and effect without any further action by the parties hereto. If, after any such termination, a covenant or agreement comparable to paragraph (a) or (b) of this Section is included or contained in any Senior Note Purchase Agreement or any other document or agreement evidencing or otherwise relating to any Indebtedness of the Borrower or any Subsidiary, the Borrower shall promptly notify the Administrative Agent of the same in writing and, on the date of such notice, paragraphs (a) and (b) of this Section shall be automatically reinstated and binding on the Borrower without any further action by the parties hereto.

Section 5.08 Environmental Matters.
(a) The Borrower will and will cause each of its Subsidiaries to comply in all material respects with all applicable Environmental Laws if, individually or in the aggregate, failure to comply therewith would reasonably be expected to have a Material Adverse Effect.
(b) The Borrower will not and will not permit any of its Subsidiaries to cause or allow any Hazardous Substance to be present at any time on, in, under or above any real property or any part thereof in which the Borrower or any Subsidiary has a direct interest (including ownership thereof or any arrangement for the lease, rental or other use thereof, or the retention of any mortgage or security interest therein or thereon), except in a manner and to an extent that is in compliance in all material respects with all applicable Environmental Laws or that would not reasonably be expected to have a Material Adverse Effect.
Section 5.09 Transactions with Affiliates. The Borrower will not permit any Subsidiary to enter into any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except upon fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 5.10 Merger, Consolidation, etc. The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge with or into any other Person or permit any other Person to merge or consolidate with it or convey, transfer or lease all or substantially all of its assets in a single transaction or series of related transactions to any Person or dissolve or liquidate; except that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:
(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person; provided, further, that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;
(b) any Subsidiary may Transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; provided, further, that if the transferor in such a transaction is a Domestic Subsidiary, then the transferee must either be the Borrower or a Wholly-Owned Subsidiary;
(c) the Borrower may merge with another Person in an acquisition permitted by Section 5.23 if the Borrower is the surviving Person;
(d) any Subsidiary may merge with another Person in an acquisition permitted by Section 5.23 if such Subsidiary is the surviving Person or if the surviving Person becomes a Subsidiary and the Borrower or such Person complies with Section 5.21 to the extent applicable to such surviving Person;

(e) the Borrower and any Subsidiary may make Transfers permitted by Section 5.11 (subject to compliance with the proviso to paragraph (b) of this Section to the extent paragraph (b) of this Section is applicable); and
(f) any Subsidiary that has transferred all of its assets in a transaction permitted hereunder or any Subsidiary that is not a Material Subsidiary may dissolve or liquidate;
provided, that in the case of any of the transactions described in the foregoing clauses (a) through (f) which would involve or result in a Change of Control, the Borrower shall have complied with Section 2.10.
Section 5.11 Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make any Transfer except:
(a) Transfers of either (i) inventory held for sale, or (ii) property no longer used, useful or required in the operation of the business of the Borrower or such Subsidiary or that is obsolete, and, in the case of any Transfer described in clause (i) or (ii) of this paragraph (a), such Transfer is in the ordinary course of business;
(b) Transfers (i) by any Domestic Subsidiary to the Borrower or another Domestic Subsidiary that is a Wholly-Owned Subsidiary, (ii) by a Foreign Subsidiary to the Borrower or another Subsidiary that is Wholly-Owned, (iii) by the Borrower to a Material Subsidiary that is a Domestic Subsidiary and is Wholly-Owned, and (iv) by any Subsidiary that is not a Material Subsidiary to another Subsidiary that is not a Material Subsidiary;
(c) Transfers that constitute either: (i) the sale of receivables, or undivided interests therein, together with all collections and other proceeds thereof and any collateral securing the payment thereof, pursuant to a Receivable Securitization permitted by Section 5.26, or (ii) the sale of all or a portion of any business segment other than the domestic heating (with the exception of the hearth products division and the advanced distributor products division) and cooling manufacturing segment and the domestic refrigeration segment; provided, in the case of this clause (ii), that (A) the aggregate book value of all business segments or portions thereof Transferred in reliance on this clause (ii) in any calendar year shall not exceed 10% of the value of the Consolidated Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding calendar year and (B) all business segments or portions thereof Transferred in reliance on this clause (ii) in any calendar year, in the aggregate, shall not have contributed greater than 5% of EBITDA for the immediately preceding calendar year; provided, further, in the case of each of the foregoing clauses (i) and (ii), that at the time of such Transfer, no Default or Event of Default shall exist or would result from such Transfer;
(d) Transfers not otherwise permitted under this Section 5.11; provided that (i) at the time of such Transfer, no Default shall exist or would result from such Transfer, (ii) the aggregate book value of all property Transferred in reliance on this clause (d) in any calendar year shall not exceed 5% of the value of the Consolidated Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding calendar year, and (iii) all property Transferred in reliance on this clause (d) in any calendar year, in the aggregate, shall not have contributed greater than 5% of EBITDA for the immediately preceding calendar year.; and
(e) Transfers permitted by Section 5.10(b).

Section 5.12 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, Guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness except the following, provided that in each of the following cases, both prior to and immediately after giving effect to the creation, incurrence, assumption, or Guarantee thereof or the Borrower’s or such Subsidiary’s otherwise becoming directly or indirectly liable with respect thereto, no Default or Event of Default shall exist:
(a) Indebtedness under the Loan Documents;
(b) Other Indebtedness existing on the date hereof and set forth in Schedule 5.12 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or a decreased weighted average life thereof;
(c) (i) Indebtedness of any Subsidiary owed to any other Subsidiary that is Wholly-Owned or to the Borrower and (ii) Indebtedness of the Borrower owed to any Subsidiary; provided that, in the case of Indebtedness of the Borrower or any Guarantor that is not owed to the Borrower or a Guarantor that is a Wholly-Owned Subsidiary, such Indebtedness shall be subordinated to the obligations of the Borrower or such Guarantor under the Loan Documents on terms reasonably satisfactory to the Administrative Agent; provided, further, that, with respect to any Restricted Period (as defined below), the aggregate amount of Restricted Intercompany Indebtedness (as defined below) incurred during such period shall not exceed $50,000,000;
(d) Indebtedness of the Borrower or any Subsidiary owing to the Insurance Subsidiary in an aggregate principal amount not to exceed $60,000,000 at any time outstanding; provided, that no more than $35,000,000 in principal amount of such Indebtedness may be secured by Liens permitted under Section 5.13(k);
(e) Indebtedness arising in connection with Swap Agreements permitted by Section 5.25;
(f) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted by this Section 5.12;
(g) unsecured Indebtedness of the Borrower or any Subsidiary (in addition to any of the other Indebtedness permitted by this Section 5.12), provided,
(i) such Indebtedness is incurred in compliance with the other provisions hereof (including the restrictions contained in Section 5.13 and 5.16);
(ii) such Indebtedness is on terms no more restrictive than the terms contained in this Agreement; and
(iii) such Indebtedness matures within one year after the date on which it is initially incurred, or matures after the Maturity Date;

(h) Indebtedness of any Foreign Subsidiary, Indebtedness in respect of Capital Leases, and purchase money Indebtedness for fixed or capital assets; provided that the aggregate principal amount of all such Indebtedness shall not exceed $100,000,000 at any one time outstanding;
(i) Indebtedness outstanding on the date hereof issued pursuant to the Senior Note Purchase Agreements (but not including any extensions, renewals, refinancings or replacements of such Indebtedness); and
(j) additional unsecured Indebtedness of the Borrower or any Subsidiary (including Guarantees of Indebtedness of joint ventures and other third parties) in a principal amount not to exceed $100,000,000 in the aggregate at any one time outstanding.
Notwithstanding the foregoing, the Borrower will not permit the Insurance Subsidiary to directly or indirectly create, incur, assume, Guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness except for liabilities arising in the ordinary course of business in connection with insurance and reinsurance policies it has entered into or may enter into in the ordinary course of business.
For purposes of this Section 5.12, (x) “Restricted Period” means any period commencing on the first day after the last day of any fiscal quarter as of which the Debt to Adjusted EBITDA Ratio exceeds 2.50 to 1.00 and ending on the last day of the next succeeding fiscal quarter as of which the Debt to Adjusted EBITDA Ratio does not exceed 2.50 to 1.00, and (y) “Restricted Intercompany Indebtedness” means Indebtedness of any Subsidiary that is not a Guarantor owed to the Borrower or a Guarantor.
Section 5.13 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable, but excluding any shares of the Borrower’s common stock purchased by the Borrower) of the Borrower or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due, and any such Liens which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
(d) Liens securing judgments for the payment of money that do not constitute an Event of Default under Article 6(i);
(e) (i) leases or subleases granted to others in the ordinary course of business and covering only the assets so leased and (ii) easements, rights-of-way, restrictions and other similar charges or encumbrances that in the case of clause (ii) do not, in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f) (i) Liens on property of the Borrower or any of its Subsidiaries securing Indebtedness owing to the Borrower or to a Guarantor permitted by Section 5.12(c), and (ii) Liens on property of any Subsidiary that is not a Material Subsidiary securing Indebtedness owing to any other Subsidiary that is not a Material Subsidiary permitted by Section 5.12(c);
(g) (i) Liens contemplated by financing statements filed in respect of operating leases, and (ii) other Liens existing on the Effective Date and described on Schedule 5.13;
(h) Liens granted in connection with Receivable Securitizations permitted by Section 5.26 on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Receivable Securitizations and in the Equity Interests issued by any special purpose entity organized to purchase the receivables thereunder;
(i) any Lien renewing, extending or replacing any Lien permitted by Subsection (g) above, provided that (i) the principal amount of Indebtedness or other obligation secured by such Lien immediately prior to such extension, renewal or replacement is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist or would result therefrom;

(j) (i) Liens on property of a Person which exist at the time such Person is merged or consolidated with or into, or otherwise acquired by, the Borrower or a Subsidiary, which Liens were not granted in contemplation of such acquisition, merger, or other consolidation and do not extend to any assets other than assets of the Person merged into or consolidated with the Borrower or such Subsidiary or property of such Person acquired by the Borrower or such Subsidiary, and (ii) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary, which Liens were not granted in contemplation of such acquisition and do not extend to any other property; provided, however, that the aggregate principal amount of all Indebtedness secured by Liens permitted by this paragraph (j) shall not at any time exceed $25,000,000;
(k) Liens on property of the Borrower or any of its Subsidiaries securing Indebtedness owing to the Insurance Subsidiary permitted by Section 5.12(d); provided that the aggregate principal amount of all Indebtedness secured by such Liens shall not at any time exceed $35,000,000; and
(l) Liens securing Indebtedness permitted under Section 5.12(h); provided that, (i) with respect to Liens securing Indebtedness permitted under Section 5.12(h) in respect of Capital Leases and purchase money Indebtedness for fixed or capital assets, (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (B) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition, and (ii) Liens securing Indebtedness of Foreign Subsidiaries shall encumber only the assets of Foreign Subsidiaries.
For the avoidance of doubt, any issued and outstanding common stock of the Borrower repurchased by the Borrower is not deemed to be any property or asset of the Borrower for purposes of this Section 5.13, and, therefore, is not subject to the restrictions contained in this Section 5.13.
Section 5.14 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to declare or make, or incur any liability to declare or make, any Restricted Payment, except (a) Subsidiaries may declare and pay dividends ratably with respect to the Equity Interests they have issued and (b) so long as no Default or Event of Default exists or would result therefrom:
(i) the Borrower may declare and pay dividends during any fiscal quarter; provided, however, that the sum of (A) the aggregate amount of dividends paid by the Borrower during such fiscal quarter and the immediately preceding three fiscal quarters plus (B) the aggregate amount of Restricted Share Repurchases made during such fiscal quarter and the immediately preceding three fiscal quarters shall not exceed an amount equal to the greater of (1) fifty percent (50%) of Consolidated Net Income (calculated for the four fiscal quarters then most recently ended prior to the date of determination) or (2) $40,000,000; and
(ii) the Borrower may repurchase shares of its common stock or other Equity Interests during any fiscal quarter, provided, however, that the sum of (A) the aggregate amount of Restricted Share Repurchases made during such fiscal quarter and the immediately preceding three fiscal quarters plus (B) the aggregate amount of dividends paid by the Borrower during such fiscal quarter and the immediately preceding three fiscal quarters shall not exceed an amount equal to the greater of (1) fifty percent (50%) of Consolidated Net Income (calculated for the four fiscal quarters then most recently ended prior to the date of determination) or (2) $40,000,000.

For purposes of this Section 5.14, the term “Restricted Share Repurchase” means any repurchase by the Borrower of shares of its common stock or other Equity Interests if, immediately after giving pro forma effect to such share repurchase and any Indebtedness incurred in connection therewith, the Debt to Adjusted EBITDA Ratio (calculated as of the last day of the most recently ended fiscal quarter) exceeds 2.50 to 1.00.
Section 5.15 Financial Covenants. The Borrower will perform and observe the following financial covenants:
(a) Coverage Ratio. As of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007, the Borrower shall not permit the ratio of Cash Flow for the four (4) fiscal quarters then ending to its Net Interest Expenses for such period to be less than 3.00 to 1.00. As used herein the following terms have the following meanings:
“Cash Flow” means, for any period, the total of the following for the Borrower and the Subsidiaries calculated on a consolidated basis without duplication for such period in accordance with GAAP: (A) EBITDA; minus (B) capital expenditures.
“Net Interest Expenses” means, for any period and any Person, the sum of the following calculated on a consolidated basis without duplication in accordance with GAAP: (a) Interest Expenses minus (b) total cash interest income.
(b) Consolidated Indebtedness to Adjusted EBITDA. As of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007, the Borrower shall not permit the Debt to Adjusted EBITDA Ratio to exceed 3.50 to 1.00.
Section 5.16 Limitation on Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other Distributions with respect to any Equity Interests issued by it or to make or repay loans or advances to the Borrower or any other Subsidiary or to be obligated under a Guaranty with respect to Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to:
(i) restrictions or conditions imposed by law or by any Loan Document or any of the Senior Note Purchase Agreements (as in effect on the date hereof and as amended with the consent of the Administrative Agent);
(ii) restrictions or conditions existing on the date hereof identified on Schedule 5.16 (but shall apply to any modification of any such restriction or condition expanding the scope thereof);
(iii) customary restrictions or conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) restrictions or conditions imposed by any agreement relating to Capital Leases, purchase money Liens or Receivables Securitizations (in which cases, the restrictions or conditions shall only be effective against the assets financed or acquired thereby and the proceeds thereof);
(v) customary provisions in leases and other contracts restricting the assignment thereof;
(vi) restrictions or conditions with respect to a Subsidiary that is not a Subsidiary on the date hereof, provided that such restrictions or conditions (a) are in existence at the time such Person becomes a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (b) apply only to such Subsidiary and do not extend to the Borrower or any other Subsidiary or any of their respective assets;
(vii) customary provisions contained in agreements entered into in connection with Indebtedness owed by any Foreign Subsidiary that impose restrictions on the ability of such Foreign Subsidiary to grant Liens on its property or declare, pay or set aside funds for the making of any Distribution in respect of the Equity Interests issued by such Foreign Subsidiary; and
(viii) customary provisions contained in agreements entered into in connection with Receivable Securitizations permitted hereby that impose restrictions on the ability of the special purpose entity party thereto to declare, pay or set aside funds for the making of any Distribution in respect of the Equity Interests issued by such entity.
Section 5.17 Preferred Stock of Subsidiaries. The Borrower will not permit any Subsidiary to issue or permit to remain outstanding any Preferred Stock unless such Preferred Stock is issued to and at all times owned and held by the Borrower or a Wholly–Owned Subsidiary.
Section 5.18 Financial and Business Information. The Borrower will furnish to the Administrative Agent:
(a) Quarterly Statements. Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding periods in the previous fiscal year, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year–end adjustments, provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10–Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.18(a).

(b) Annual Statements. Within 90 days after the end of each fiscal year of the Borrower, duplicate copies of:
(i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10–K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a–3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of clauses (i) and (ii) of this Section 5.18(b).
(c) SEC and Other Reports. If the Borrower or any Subsidiary shall be required to file reports with the Securities and Exchange Commission, promptly upon their becoming publicly available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by the Administrative Agent or such Lender), and each final prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the Securities and Exchange Commission;
(d) Notice of Default or Event of Default. Promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(e) ERISA Matters. Promptly, and in any event within five Business Days, after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any Reportable Event for which the potential cost to the Borrower or such ERISA Affiliate resulting therefrom exceeds $500,000; or
(ii) the taking by the PBGC of steps to institute, or the threatening in writing by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect.
(f) Requested Information. With reasonable promptness, such other data and information relating to the operations, business affairs, or financial condition of the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.
(g) Compliance Certificate. Each set of financial statements delivered pursuant to Section 5.18(a) or Section 5.18(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(i) Covenant Compliance. The information (including detailed calculations) required in order to establish the Debt to Adjusted EBITDA Ratio, the Applicable Margin, the Facility Fee Percentage, the Letter of Credit Fee Percentage, the then existing Material Subsidiaries, and whether the Borrower was in compliance with the requirements of Section 5.15 hereof (including the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and
(ii) Event of Default. A statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default that is continuing or an Event of Default that has not been cured or waived as of the date of such statement or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto; and

(iii) Litigation. A written statement that, to the best of such officer’s knowledge after due inquiry, except as otherwise disclosed in writing to the Administrative Agent, there is no litigation (including derivative actions), arbitration proceeding or governmental proceeding or investigation (including but not limited to environmental matters) pending to which the Borrower or any Subsidiary is a party, or with respect to the Borrower or any Subsidiary or their respective properties, as to which there is a significant possibility of an adverse determination which, if determined adversely to the Borrower or any Subsidiary, would reasonably be expected to result in a Material Adverse Effect.
(h) Debt Rating. Promptly upon receipt thereof, written notice of any downgrade in any rating of the Borrower’s Indebtedness by Moody’s, S&P or any other rating agency that issues ratings for the Borrower’s Indebtedness.
(i) Other Information. Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary or regarding compliance with the terms of the Loan Documents as the Administrative Agent or any Lender may from time to time reasonably request, provided that the Borrower shall not be required to provide financial projections, or consolidating financial statements more frequently than once per calendar year.
Documents required to be delivered pursuant to Section 5.18(a) or (b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 8.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.18(g) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 8.15), they shall be treated as set forth in Section 8.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.”
Section 5.19 Inspection; Confidentiality. The Borrower shall permit the representatives of the Administrative Agent and each Lender:
(a) No Default. If no Default or Event of Default then exists, at the expense of the Administrative Agent or any Lender and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower’s officers and (with the consent of the Borrower, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing;
(b) Default. If a Default or Event of Default then exists, at the expense of the Borrower, to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested; and
(c) Technical Data. Anything herein to the contrary notwithstanding, neither the Borrower nor any of its Subsidiaries shall have any obligations to disclose pursuant to this Agreement any engineering, scientific, or other technical data without significance to the analysis of the financial position of the Borrower and its Subsidiaries.
Section 5.20 Books and Records. The Borrower shall maintain its financial records in accordance with GAAP and all other business and operating records in accordance with reasonably prudent business practices.

Section 5.21 New Material Subsidiaries. Within forty-five (45) days after the end of each fiscal quarter, the Borrower shall cause (a) each Subsidiary (other than an Excluded Foreign Subsidiary) that is a Material Subsidiary and was created or acquired during the fiscal quarter then ending, and each Subsidiary (other than an Excluded Foreign Subsidiary) that became a Material Subsidiary during such fiscal quarter (any such Material Subsidiary, herein a “New Material Subsidiary”), to execute and deliver to the Administrative Agent a Subsidiary Joinder Agreement joining it as a guarantor under the Subsidiary Guaranty and such other documentation as the Administrative Agent may reasonably request for such purpose and (b) deliver to the Administrative Agent documents of the types referred to in clauses (i), (ii) and (iii) of Section 4.02(b), all in form, content and scope reasonably satisfactory to the Administrative Agent.
Section 5.22 Intentionally Omitted.
Section 5.23 Investments, Loans, Advances, and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in, or evidences of Indebtedness or other securities of, or make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (all of the foregoing, “Investments”) except:
(a) Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;
(b) Investments existing on the date hereof and set forth on Schedule 5.23;
(c) Investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries;
(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary in accordance with the limitations set forth in Section 5.12;
(e) loans or advances made by the Borrower or any Subsidiary to third parties (other than the Borrower or any of the Subsidiaries); provided that the Dollar Equivalent of the aggregate outstanding amount of all Indebtedness permitted under this subclause (e) shall not at any time exceed $50,000,000;
(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(g) Investments permitted by Section 5.10;
(h) extensions of trade credit in the ordinary course of business;
(i) Investments in the Equity Interests in the special purpose entities established under the Receivable Securitizations permitted by Section 5.26; provided that, the aggregate amount of cash invested in all such entities shall not exceed $1,000,000;

(j) if no Default or Event of Default exists or would result therefrom, Borrower and any Subsidiary may acquire all the Equity Interests of any Person or all or substantially all of the assets of any Person or the assets of a Person constituting a business unit if the following conditions are satisfied:
(i) if the proposed acquisition is an acquisition of the Equity Interests of a Target, the acquisition is structured so that the Target will become a Wholly-Owned Subsidiary or will, simultaneously with the acquisition be merged into the Borrower or a Wholly-Owned Subsidiary, and if the proposed acquisition is an acquisition of a business unit or all or substantially all of the assets of a Person, the acquisition will be structured so that Borrower or one or more Wholly-Owned Subsidiaries will acquire the assets;
(ii) the Purchase Price (as defined below) for the proposed acquisition in question, when aggregated with the sum of the Dollar Equivalent amount of the Purchase Price paid for each acquisition consummated during the most recently ended period of four consecutive fiscal quarters does not exceed an amount equal to 1.50 multiplied by the Adjusted EBITDA for such period; provided that if as of the date of any proposed acquisition, (A) the unsecured senior debt rating of the Borrower is BBB- or better by S&P and Baa3 or better by Moody’s; (B) the Borrower has retained those ratings for more than 6 months; and (C) such debt is not on negative watch by any rating agency which has issued the Borrower such debt rating, then the restrictions contained in this clause (ii) shall not apply; provided further, however, if at any time thereafter: (a) the unsecured senior debt rating of the Borrower has been downgraded below BBB- by S&P or below Baa3 by Moody’s or (b) such debt is on negative watch by any rating agency which has issued the Borrower such debt rating, then the restrictions contained in this clause (ii) shall again apply to any proposed acquisition thereafter consummated (the term “Purchase Price” means, as of any date of determination and with respect to a proposed acquisition, the purchase price to be paid for the Target or its assets, including all cash consideration paid (whether classified as purchase price, non-compete or consulting payments or otherwise), the value of all other assets to be transferred by the purchaser in connection with such acquisition to the seller (including any stock issued to the seller), all valued in accordance with the applicable purchase agreement, and the outstanding principal amount of all Indebtedness of the Target or that the purchaser assumed or acquired in connection with such acquisition); and
(iii) such acquisition has been: (i) in the event a corporation or its assets is the Target, either (x) approved by the board of directors of the corporation which is the Target, or (y) recommended by such board of directors to the shareholders of such Target, (ii) in the event a partnership is the Target, approved by a majority (by percentage of voting power) of the partners of the Target, (iii) in the event an organization or entity other than a corporation or partnership is the Target, approved by a majority (by percentage of voting power) of the governing body, if any, or by a majority (by percentage of ownership interest) of the owners of the Target or (iv) in the event the corporation, partnership or other organization or entity which is the Target is in bankruptcy, approved by the bankruptcy court or another court of competent jurisdiction;
(k) any other Investment (and not of a type covered by paragraph (j) of this Section) by the Borrower or any Subsidiary; provided that, the sum of all such Investments under this clause (k) shall not exceed $100,000,000 in the aggregate at any time outstanding; and

(l) promissory notes payable to the Borrower or any of its Subsidiaries received in connection with the sale of their assets; provided that (i) the applicable asset sale is permitted under the terms of Section 5.11, and (ii) the aggregate principal amount of all such promissory notes outstanding at any time shall not exceed 2.5% of the value of the Consolidated Assets of the Borrower and its Subsidiaries as of the last day of the fiscal year most recently ended prior to such time.
Section 5.24 Intentionally Omitted.
Section 5.25 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except: (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness of the Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of the Borrower or any Subsidiary.
Section 5.26 Limitations on Receivable Securitizations. The Borrower will not permit the aggregate amount of the funds extended to purchase the receivables of the Borrower or any of its Subsidiaries which are outstanding at any time under all Receivable Securitizations and not repaid from collections on receivables to at any time exceed the greater of (i) $225,000,000, or (ii) an amount equal to Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters.
Section 5.27 Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries, to make any change in its or their fiscal year.
ARTICLE 6
EVENTS OF DEFAULT
In case of the happening of any of the following events (each an “Event of Default”):
(a) the Borrower defaults in the payment of any principal on any Loan or the reimbursement of any L/C Disbursement, in each case when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b) the Borrower defaults in the payment of any interest on any Loan or fee hereunder for more than five Business Days after the same becomes due and payable; or
(c) the Borrower defaults in the performance of or compliance with any term applicable to the Borrower and contained in Section 2.10(c), Sections 5.10 through 5.16, Section 5.18(d), or Section 5.23; or
(d) any Obligated Party defaults in the performance of or compliance with any term contained in any Loan Document to which it is a party (other than those referred to in paragraphs (a), (b) and (c) of this Article 6) and such default is not remedied within 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Borrower receiving written notice of such default from the Administrative Agent or any Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Article 6); or

(e) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligated Party in any Loan Document or any certificate, financial statement, or other document, instrument or agreement furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made or deemed made; or
(f) the Borrower or any Subsidiary: (i) is in default (as principal or as guarantor or other surety) in the payment of any principal of, or premium or make–whole amount or interest on, or other amount in respect of, any Subject Indebtedness (as defined below) or (ii) is in default in the performance of or compliance with any term of any evidence of any Subject Indebtedness or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Subject Indebtedness: (A) has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (B) the holder or holders of any such Subject Indebtedness or any trustee or agent acting on its or their behalf is permitted to declare such Subject Indebtedness due and payable before its stated maturity or before its regularly scheduled dates of payment or to terminate any commitment relating thereto (as used in this clause (f), the term “Subject Indebtedness” means (i) Indebtedness that is outstanding in an aggregate principal amount the Dollar Equivalent of which is at least $40,000,000; or (ii) any Receivable Securitization in respect of which the Receivable Securitization Outstanding is at least $40,000,000; or
(g) the Borrower or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; provided, however, that this clause (g) shall not apply to any Subsidiary of the Borrower the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000; or
(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding–up or liquidation of the Borrower or any of its Subsidiaries, or any such petition shall be filed against the Borrower or any of its Subsidiaries and such petition shall not be dismissed within 60 days; provided, however, that this clause (h) shall not apply to any Subsidiary of the Borrower the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $40,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) are rendered against one or more of the Borrower and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j) if (i) any Plan subject to the minimum funding standards of ERISA or the Code shall fail to satisfy such standards for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate amount of accumulated benefit obligations under all Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined in accordance with Financial Accounting Standards Board Statement No. 87 or 132, as the case may be, as of the end of such Plans’ most recently ended plan year on the basis of actuarial assumptions specified for funding purposes in such Plans’ most recent actuarial valuation report, shall exceed the aggregate current value of the assets of such Plans by more than $50,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post–employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder; (vii) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (viii) a Reportable Event shall occur with respect to any Plan; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect (as used in Article 6, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA); or
(k) the Subsidiary Guaranty shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms, or any Obligated Party shall so assert in writing;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of or may, with the consent of, the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the right of the Borrower to borrow hereunder or to request the issuance, amendment, extension or renewal or other modification of any Letter of Credit, (ii) exercise any rights that may be available upon an Event of Default to terminate or cancel any outstanding Letters of Credit, or require that the Borrower Cash Collateralize the L/C Obligations, and (iii) declare the Loans and all reimbursement obligations for L/C Disbursements then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the reimbursement obligations for L/C Disbursements, so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that in the case of any event described in paragraph (g) or (h) above with respect to any Obligated Party, all the Commitments of the Lenders, the commitment of the Swingline Lender to make Swingline Loans and the agreement of the Issuing Banks hereunder to issue Letters of Credit shall automatically terminate and the principal amount of all Loans and all reimbursement obligations for L/C Disbursements then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Obligated Parties accrued under the Loan Documents shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. In addition to the other rights and remedies that the Lenders may have upon the occurrence of an Event of Default, the Required Lenders may direct the Administrative Agent to exercise the rights and remedies available to it under the Subsidiary Guaranty.
ARTICLE 7
THE ADMINISTRATIVE AGENT
Section 7.01 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Obligated Party shall have rights as a third party beneficiary of any of such provisions.
Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.09 and Article 6) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 7.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Syndication Agents, the Documentation Agents, the Managing Agents nor any of the Joint Lead Arrangers or Joint Book Managers shall have any duties or responsibilities under this Agreement or any of the other Loan Documents in its or their capacity as such.
Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligated Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other obligations that are owing and unpaid hereunder or under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.04(a) and (c) and 8.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 7.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.10.
ARTICLE 8
MISCELLANEOUS
Section 8.01 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower, the Administrative Agent, or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 8.02 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan or issuance of a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 8.03 Binding Effect. Subject to satisfaction of the conditions precedent contained in Article 4, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender.

Section 8.04 Successors and Assigns; Assignments and Participations.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that:
(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii) any assignment of a Commitment and the Loans at the time owing to a Lender must be approved by (a) the Administrative Agent, (b) the Swingline Lender, (c) each Issuing Bank that has issued Letters of Credit then outstanding in an aggregate principal amount (i) equal to or greater than $35,000,000, and (2) which represents at such time more than 33.33% of all Letters of Credit issued and outstanding hereunder (such approval by such Issuing Bank not to be unreasonably withheld), and (d) so long as no Event of Default has occurred and is continuing, the Borrower (such approval by the Borrower not to be unreasonably withheld), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (the “Assignment Fee”) in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction:	Additional Assignment Fee:

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 8.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.16, and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section;
(v) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and
(vi) no such assignment shall be made to a natural person.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, any Lender and any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Disbursements and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.09(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its promissory note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h) Resignation as Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swingline Lender. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.01(c). Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, as the case may be.
Section 8.05 Expenses; Indemnity; Damage Waiver; Funding and Exchange Losses.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights after the occurrence of any Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH OF THE OTHER AGENTS, EACH OF THE JOINT LEAD ARRANGERS, THE SWINGLINE LENDER, EACH LENDER AND EACH ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligated Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Existing Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any violation of or liability relating to Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligated Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligated Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Obligated Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee referred to in this subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.21.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) Compensation for Losses. THE BORROWER AGREES TO INDEMNIFY EACH LENDER (INCLUDING THE SWINGLINE LENDER) AND EACH ISSUING BANK AGAINST ANY DIRECT OR INDIRECT COSTS OR LOSSES (INCLUDING ANY DIRECT LOSSES DUE TO CURRENCY EXCHANGE RATES OR EXCHANGE CONTROLS), OR REASONABLE EXPENSE WHICH SUCH LENDER OR ISSUING BANK MAY SUSTAIN OR INCUR AS A CONSEQUENCE OF: (A) ANY FAILURE BY THE BORROWER TO BORROW OR TO CONVERT OR CONTINUE ANY LOAN HEREUNDER (INCLUDING AS A RESULT OF THE BORROWER’S FAILURE TO FULFILL ANY OF THE APPLICABLE CONDITIONS SET FORTH IN ARTICLE 4) AFTER IRREVOCABLE NOTICE OF SUCH BORROWING, CONVERSION OR CONTINUATION HAS BEEN GIVEN PURSUANT HERETO, (B) ANY PAYMENT, PREPAYMENT OR CONVERSION, ASSIGNMENT OR FUNDING OF A EURODOLLAR RATE LOAN REQUIRED BY ANY PROVISION OF THIS AGREEMENT OR OTHERWISE MADE OR DEEMED MADE ON A DATE OTHER THAN THE LAST DAY OF THE INTEREST PERIOD APPLICABLE THERETO (INCLUDING AS A RESULT OF THE OPERATION OF SECTION 8.07), (C) ANY DEFAULT IN PAYMENT OR PREPAYMENT OF THE PRINCIPAL AMOUNT OF ANY LOAN OR ANY REIMBURSEMENT OBLIGATION IN RESPECT OF ANY L/C DISBURSEMENT OR ANY PART THEREOF OR INTEREST ACCRUED THEREON, AS AND WHEN DUE AND PAYABLE (AT THE DUE DATE THEREOF, WHETHER BY SCHEDULED MATURITY, ACCELERATION, IRREVOCABLE NOTICE OF PREPAYMENT OR OTHERWISE), (D) THE OCCURRENCE OF ANY EVENT OF DEFAULT, OR (E) THE FAILURE TO PAY ANY

LOAN OR L/C DISBURSEMENT DENOMINATED IN AN AVAILABLE CURRENCY, OR ANY INTEREST THEREON, IN THE AVAILABLE CURRENCY IN WHICH SUCH LOAN WAS MADE OR APPLICABLE LETTER OF CREDIT ISSUED, INCLUDING, IN EACH SUCH CASE, ANY LOSS OR REASONABLE EXPENSE SUSTAINED OR INCURRED OR TO BE SUSTAINED OR INCURRED BY SUCH LENDER OR ISSUING BANK IN LIQUIDATING OR EMPLOYING DEPOSITS FROM THIRD PARTIES, OR WITH RESPECT TO COMMITMENTS MADE OR OBLIGATIONS UNDERTAKEN WITH THIRD PARTIES, TO EFFECT OR MAINTAIN ANY LOAN OR LETTER OF CREDIT HEREUNDER OR ANY PART THEREOF. SUCH LOSS SHALL INCLUDE, AS APPLICABLE: (i) AN AMOUNT EQUAL TO THE EXCESS, IF ANY, AS REASONABLY DETERMINED BY SUCH LENDER OR ISSUING BANK, OF (A) ITS COST OF OBTAINING THE FUNDS FOR THE LOAN OR LETTER OF CREDIT BEING PAID, PREPAID, CONVERTED OR NOT BORROWED FOR THE PERIOD FROM THE DATE OF SUCH PAYMENT, PREPAYMENT OR FAILURE TO BORROW TO THE LAST DAY OF THE INTEREST PERIOD FOR SUCH LOAN (OR, IN THE CASE OF A FAILURE TO BORROW THE INTEREST PERIOD FOR SUCH LOAN WHICH WOULD HAVE COMMENCED ON THE DATE OF SUCH FAILURE) OVER (B) THE AMOUNT OF INTEREST (AS REASONABLY DETERMINED BY SUCH LENDER) THAT WOULD BE REALIZED BY SUCH LENDER IN RE–EMPLOYING THE FUNDS SO PAID, PREPAID OR NOT BORROWED FOR SUCH PERIOD OR INTEREST PERIOD, AS THE CASE MAY BE, (ii) ANY LOSS INCURRED IN LIQUIDATING OR CLOSING OUT ANY FOREIGN CURRENCY CONTRACT, AND (iii) ANY LOSS ARISING FROM ANY CHANGE IN THE VALUE OF DOLLARS IN RELATION TO ANY LOAN OR L/C DISBURSEMENT MADE IN ANOTHER AVAILABLE CURRENCY WHICH WAS NOT PAID ON THE DATE DUE OR WHICH WAS NOT PAID IN THE AVAILABLE CURRENCY IN WHICH IT WAS MADE OR IN WHICH THE APPLICABLE LETTER OF CREDIT WAS ISSUED.
(f) AT THE REQUEST OF THE BORROWER, IN ORDER TO REDUCE THE TRANSACTION COSTS INCURRED BY THE BORROWER IN CONNECTION WITH THE CLOSING OF THIS TRANSACTION, INSTEAD OF TERMINATING THE EXISTING CREDIT AGREEMENT AND ALL LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT AND THEN UTILIZING NEW LOAN DOCUMENTS, THE ADMINISTRATIVE AGENT AND LENDERS HAVE AGREED WITH THE BORROWER’S REQUEST THAT THEY (SUBJECT TO THE TERMS CONTAINED HEREIN) FUND THE PAYOFF OF THE INDEBTEDNESS UNDER THE EXISTING CREDIT AGREEMENT BUT KEEP THE LOAN DOCUMENTS UNDER THE EXISTING CREDIT AGREEMENT IN PLACE AND MODIFY, AMEND AND EXTEND (BUT NOT EXTINGUISH) SUCH DOCUMENTS AND ADMIT NEW LENDERS. AS A CONDITION PRECEDENT TO BANK OF AMERICA AND THE NEW LENDERS ACCEPTING THEIR NEW ROLES HEREUNDER, THE BORROWER SHALL INDEMNIFY BANK OF AMERICA AND THE NEW LENDERS HEREUNDER AND HOLD THEM HARMLESS IN THE MANNER STATED IN SECTION 8.05(b), EXCEPT THAT IN THE CASE OF THIS INDEMNITY, IT SHALL BE FOR ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES INCURRED BY AN INDEMNITEE RELATED TO THE ACTIONS OF THE BORROWER WHICH OCCURRED DURING THAT PERIOD OF TIME PRIOR TO THE EFFECTIVE DATE. ALL EXISTING LETTERS OF CREDIT SHALL BE DEEMED TO HAVE BEEN ISSUED PURSUANT HERETO, AND FROM AND AFTER THE EFFECTIVE DATE SHALL BE SUBJECT TO AND GOVERNED BY THE TERMS AND CONDITIONS HEREOF.

(g) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(h) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder.
Section 8.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any Swap Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and Affiliate of a Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Affiliate may have.
Section 8.07 Replacement of Lenders. If any Lender requests compensation under Section 2.11 or if any Lender delivers a notice pursuant to Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, or if any Lender fails to execute and deliver any consent, amendment or waiver to this Agreement or any other Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 8.04(b)(iv);
(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
(d) such assignment does not conflict with applicable laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 8.08 Governing Law; Jurisdiction, Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER OBLIGATED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGATED PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER OBLIGATED PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 8.09 Waivers; Amendments, Etc.
(a) No failure or delay of any Obligated Party, the Administrative Agent, any Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Obligated Party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Obligated Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Obligated Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i) waive any condition set forth in Section 4.02 without the written consent of each Lender (which consent may be provided as described in the final paragraph of Section 4.02);
(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article 6) without the written consent of such Lender;
(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 8.09) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend Section 2.07 or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the rate provided in Section 2.07 or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(v) change any Section of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(vi) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender; or
(vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 8.10 Entire Agreement; Amendment and Restatement. THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO) AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE ENTIRE CONTRACT AMONG THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF. ANY PREVIOUS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE EXISTING CREDIT AGREEMENT) AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF IS SUPERSEDED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the indebtedness or loan documents outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such indebtedness. The Borrower represents and warrants that as of the Effective Date there are no claims or offsets against or defenses or counterclaims to its obligations under the Existing Credit Agreement or any of the other documents executed in connection therewith. To induce the Lenders, the Issuing Banks and the Administrative Agent to enter into this Agreement, the Borrower waives any and all claims, offsets, defenses or counterclaims, whether known or unknown, arising prior to the Effective Date and relating to the Existing Credit Agreement or the transactions contemplated hereby or thereby.

Section 8.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good–faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts and on telecopy counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.
Section 8.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 8.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Agreement.
Section 8.15 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
Section 8.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 8.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Section 8.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the obligations hereunder and the termination of this Agreement.
Section 8.20 Time is of the Essence. Time is of the essence in the performance of the Loan Documents.

Section 8.21 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 8.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Obligated Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers on the other hand, (B) each of the Borrower and the other Obligated Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Obligated Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Obligated Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, any other Obligated Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Obligated Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, any other Obligated Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Obligated Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.23 Termination of Intercreditor Agreement. Each party hereto acknowledges, agrees and confirms, on behalf of itself and its Affiliates, that (i) effective as of the date hereof (A) the Second Amended and Restated Intercreditor Agreement dated as of July 8, 2005 among the Borrower, the other Obligated Parties named therein, Bank of America, as collateral agent thereunder and as the Administrative Agent, and the lenders party to the Senior Note Purchase Agreements (the “Intercreditor Agreement”) is terminated and (B) all of the obligations and agreements of the parties hereto and their Affiliates under the Intercreditor Agreement shall be fully and effectively terminated (other than the obligations set forth in Section 8.01, Section 8.02, and Section 5.11 of the Intercreditor Agreement which survive the termination thereof) and (ii) all of the security interests and Liens in all of the Collateral (as defined in the Intercreditor Agreement) created pursuant to the Pledge Agreement (as defined in the Intercreditor Agreement) have been released and that none of Bank of America, as collateral agent under the Intercreditor Agreement, any Lender (as defined in the Intercreditor Agreement), or any Affiliate of the foregoing has a lien or security interest in any Collateral (as defined in the Intercreditor Agreement) pursuant to the Pledge Agreement (as defined in the Intercreditor Agreement).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LENNOX INTERNATIONAL INC., as Borrower
By:
	Name:	Gary A. Larson
	Title:	Vice President and Treasurer
Credit Agreement — Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

Credit Agreement — Signature Page

BANK OF AMERICA, N.A., as a Lender, as an Issuing Bank and as Swingline Lender

By:

Name:

Title:

Credit Agreement — Signature Page

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

WACHOVIA BANK, NA, as Co-Syndication Agent and as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent and as a Lender

By:

Name:

Title:

By:

Name:

Title:

Credit Agreement — Signature Page

WELLS FARGO BANK, N.A., as Co-Documentation Agent and as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

U.S. BANK NATIONAL ASSOCIATION, as Co-Managing Agent and as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

THE BANK OF NOVA SCOTIA, as Co-Managing Agent and as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

COMERICA BANK, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

COMPASS BANK, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

SUNTRUST BANK, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

BANK OF TEXAS, N.A., as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

ABN AMRO BANK N.V., as a Lender

By:

Name:

Title:

By:

Name:

Title:

Credit Agreement — Signature Page

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

CALYON NEW YORK BRANCH, as a Lender

By:

Name:

Title:

By:

Name:

Title:

Credit Agreement — Signature Page

RBS CITIZENS, N.A., as a Lender

By:

Name:

Title:

Credit Agreement — Signature Page

UBS LOAN FINANCE LLC, as a Lender

By:

Name:

By:

Name:

Title:

Credit Agreement — Signature Page

EXECUTION COPY
INDEX TO SCHEDULES AND EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Opinion
Exhibit D	Form of Subsidiary Guaranty
Exhibit E	Form of Subsidiary Joinder Agreement

Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments and Applicable Percentages
Schedule 3.05	Lennox International Inc. Material Subsidiaries
Schedule 3.07	Litigation
Schedule 3.17	Environmental Disclosures
Schedule 5.12	Scheduled Indebtedness
Schedule 5.13	Existing Liens
Schedule 5.16	Existing Restrictions
Schedule 5.23	Existing Investments
Schedule 8.01	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A
BORROWING REQUEST
To: Bank of America, N.A., as Administrative Agent
Date: [                     ____, 200_]1
Ladies and Gentlemen:
Reference is made to that certain Third Amended and Restated Credit Facility Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Lennox International Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and U.S. Bank National Association and The Bank of Nova Scotia, as Co-Managing Agents.
1.	The undersigned hereby requests (select one):
☐	A Revolving Loan Borrowing

☐	A Swingline Loan Borrowing

☐	A Conversion of a [Revolving Loan] [Swingline Loan]

☐	A Continuation of a Eurodollar Rate Loan
2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of2
[Type of Loans requested]

5.	For Eurodollar Rate Loans: with an Interest Period of months.[3]

[1]
To be delivered not later than (A) 12:00 noon, Dallas, Texas time (i) the Business Day of a proposed Base Rate Borrowing or Eurodollar Daily Floating Rate Borrowing or (ii) two Business Days prior to a proposed Eurodollar Rate Borrowing and (B) 10:00 a.m., Dallas, Texas time (i) the Business Day of a proposed Conversion into a Base Rate Borrowing or a Eurodollar Daily Floating Rate Borrowing or (ii) two Business Days prior to a proposed Conversion into or Continuation of a Eurodollar Rate Borrowing.

[2]
Specify (A) for a Revolving Loan Borrowing, whether such Revolving Loan Borrowing will be comprised of Eurodollar Rate Loans or Base Rate Loans or (B) for a Swingline Loan, whether such Swingline Loan will be comprised of Eurodollar Daily Floating Rate Loans or Base Rate Loans.

At the time of and immediately after giving effect to such Borrowing, the aggregate Revolving Exposure of all Revolving Lenders will not exceed the Total Commitments and the aggregate principal amount of outstanding Swingline Loans will not exceed $50,000,000.

LENNOX INTERNATIONAL INC.

By:

Name:

	Title:	, a Senior Financial Officer

[3]	Specify either one, two, three or six months.

EXHIBIT B
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participation or other interest in any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Lennox International Inc.

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	$650,000,000 Third Amended and Restated Credit Facility Agreement, dated as of October 12, 2007, among Lennox International Inc., the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and U.S. Bank National Association and The Bank of Nova Scotia, as Co-Managing Agents.

6.	Assigned Interest:

[1]	Select as applicable.

	Aggregate Amount of	Amount of	Percentage of
	Commitment/Loans	Commitment/Loans	Commitment/Loans
Facility Assigned	for all Lenders	Assigned	Assigned
	$	$	%
	$	$	%
	$	$	%
Effective Date:                        _____  , 20  _____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and][2] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

[Consented to:][3]

LENNOX INTERNATIONAL INC.

By:

Title:

[Consented to:][4]

BANK OF AMERICA, N.A., as Swingline Lender

By:

Title:

[Consented to:][5]

[ ], as Issuing Bank

By:

Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of an Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1
THIRD AMENDED AND RESTATED REVOLVING CREDIT
FACILITY AGREEMENT
For
LENNOX INTERNATIONAL INC.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.18 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas.

EXHIBIT C
FORM OF OPINION OF BAKER BOTTS L.L.P.
[See Attached]

EXHIBIT D
THIRD AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT
THIS THIRD AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT (the “Guaranty Agreement”) dated as of October 12, 2007 is by and among LENNOX INDUSTRIES INC., an Iowa corporation, ALLIED AIR ENTERPRISES INC., a Delaware corporation, SERVICE EXPERTS INC., a Delaware corporation, LENNOX GLOBAL LTD., a Delaware corporation and BANK OF AMERICA, N.A., as administrative agent for the below defined Lenders (in such capacity, the “Administrative Agent”).
RECITALS:
A. Lennox International Inc., a Delaware corporation (the “Borrower”), previously entered into that certain Second Amended and Restated Revolving Credit Facility Agreement dated as of July 8, 2005, among the Borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent (such Second Amended and Restated Revolving Credit Facility Agreement, as the same has been amended or otherwise modified prior to the date hereof, being hereinafter referred to as the “Existing Credit Agreement”);
B. In connection with the Existing Credit Agreement, Lennox Industries Inc., Service Experts Inc., Armstrong Air Conditioning Inc., Excel Comfort Systems Inc. and Lennox Global Ltd. entered into that certain Second Amended and Restated Subsidiary Guaranty Agreement dated as of July 8, 2005 (as the same has been amended or otherwise modified prior to the date hereof, being hereinafter referred to as the “Existing Guaranty”);
C. The Borrower has entered into that certain Third Amended and Restated Revolving Credit Facility Agreement dated as of October 12, 2007, with the lenders party thereto (the “Lenders”), the Administrative Agent, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and U.S. Bank National Association and the Bank of Nova Scotia, as Co-Managing Agents, which amended and restated (but did not extinguish) the Existing Credit Agreement in its entirety (such Third Amended and Restated Revolving Credit Facility Agreement, as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Credit Agreement”, and capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement); and
D. One of the conditions to the effectiveness of the Credit Agreement and each Issuing Bank’s agreement to issue Letters of Credit and each Lender’s obligations to make the Loans thereunder is the execution and delivery of this Guaranty Agreement by the parties hereto, which amends and restates the Existing Guaranty.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the undersigned parties and each Material Subsidiary which, pursuant to the terms of Section 5.21 of the Credit Agreement, is hereafter required to be added hereto as a “Guarantor” pursuant to a Subsidiary Joinder Agreement (each, a “Guarantor” and, collectively, the “Guarantors”), hereby jointly, severally, irrevocably and unconditionally guarantees to the Administrative Agent, for the benefit of the Creditors (as hereinafter defined), the full and prompt payment and performance of the Guaranteed Obligations (as hereinafter defined), this Guaranty Agreement being upon the following terms:
1. THE GUARANTEED OBLIGATIONS. The term “Guaranteed Obligations” means all obligations, indebtedness, and liabilities:
(a) of the Borrower to the Agents, the Issuing Banks and the Lenders, or any of them, now or hereafter arising pursuant to the Credit Agreement, any other Loan Document, or any other document executed and delivered in connection with any of the foregoing (together with the Swap Agreements described in clause (b) below, the “Transaction Documents”); and
(b) of the Borrower and the Subsidiaries of the Borrower to the Creditors, or any of them, arising pursuant to any Swap Agreement;
in each case, whether such obligations, indebtedness and liabilities described in clause (a) and (b) above are now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, (i) the obligation of the Borrower to repay the Loans and pay interest on the Loans, the obligation of the Borrower to reimburse each Issuing Bank for all L/C Disbursements owing to it and pay interest on the L/C Disbursements, and the obligation of the Borrower to pay all indemnities, fees, costs, and expenses (including reasonable attorneys’ fees and expenses) required to be paid by it under the Credit Agreement and (ii) all post-petition interest and expenses (including reasonable attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. However, the Guaranteed Obligations shall be limited, with respect to each Guarantor, to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 544 or 548 of the United States Bankruptcy Code or under any applicable state law relating to fraudulent transfers or conveyances. For the purposes of this Guaranty Agreement, the Agents, the Issuing Banks, the Lenders and each Affiliate of a Lender who is now or hereafter owed any Guaranteed Obligations is herein a “Creditor”. Furthermore, the Borrower and any other party directly obligated on any Guaranteed Obligation is herein an “Obligated Party”. This Guaranty Agreement is an absolute, present and continuing Guaranty Agreement of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from any Obligated Party, any collateral securing the Guaranteed Obligations or any other guarantor of the obligations guarantied hereby or upon any other action, occurrence or circumstance whatsoever. In the event that an Obligated Party shall fail to pay any of such Guaranteed Obligations, the Guarantors jointly and severally agree to pay the same when due to the Administrative Agent or, with respect to Guaranteed Obligations arising in connection with a Swap Agreement, to the applicable Creditor, without demand, presentment, protest or notice of any kind. Each default in payment of principal of, premium, if any, or interest on any obligation guarantied hereby shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

2. INDEMNIFICATION.
(a) Without limitation on any other obligations of any Guarantor or remedies of the Creditors under this Guaranty Agreement, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Creditor and each of their Related Parties (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations or any of the obligations of any Guarantor hereunder to be the legal, valid and binding obligations of the Borrower or any of its Subsidiaries, as applicable, enforceable against the Borrower or any of its Subsidiaries, as applicable, in accordance with their terms; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such claims, damages, losses, liabilities and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.
(b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their Related Parties for, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of, liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the actual or proposed use of the proceeds of the Loans or the Letters of Credit, any of the Loan Documents or any of the transactions contemplated by the Loan Documents.
(c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty Agreement, the obligations of each Guarantor under this Section 2 or shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty Agreement.
3. OBLIGATIONS ABSOLUTE. The obligations of each Guarantor hereunder shall be primary, continuing, absolute, joint, several, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of any Transaction Document, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim any Guarantor may have against any Obligated Party, any Creditor or otherwise or any claim any Obligated Party may have against any Creditor or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment, restatement, modification of or supplement to any Transaction Document or any other instrument referred to therein (except that the obligations of any Guarantor hereunder shall apply to the applicable Transaction Document or such other instruments as so amended, restated, modified or supplemented) or any assignment or transfer of any of the foregoing or of any interest therein, or any furnishing, acceptance or release of any security for the obligations due under any Transaction Document; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any Transaction Document; (c) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower or any Guarantor or other guarantor or any of their respective property; (d) any merger, amalgamation or consolidation of any Guarantor or of any Obligated Party into or with any other corporation or any sale, lease or transfer of any or all of the assets of any Guarantor or of any Obligated Party to any Person; (e) any failure on the part of any Obligated Party for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than a release of the obligations of a Guarantor hereunder granted in accordance with the provisions of paragraph 21 hereof).

4. WAIVER. Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by any Obligated Party in the payment of any amounts due under any Transaction Document, and of any of the matters referred to in paragraph 2 or 3 hereof (other than any notices expressly provided for in this Guaranty Agreement or in any other Loan Document), (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any Creditor from time to time against any Guarantor, including, without limitation, presentment to or demand for payment from any Obligated Party or any Guarantor, notice to any Obligated Party or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Borrower whatsoever (other than any notices expressly provided for in this Guaranty Agreement or in any other Loan Document), (c) any right to the enforcement, assertion or exercise by any Creditor of any right, power or remedy conferred in this Guaranty Agreement or any Transaction Document, (d) any requirement or diligence on the part of any Creditor and (e) any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of any Guarantor or which might otherwise operate as a discharge of any Guarantor. The exercise by any Creditor of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
5. OBLIGATIONS UNIMPAIRED. Each Guarantor authorizes the Creditors without notice or demand to any Guarantor and without affecting the obligations of any Guarantor hereunder, from time to time (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, all or any part of any Transaction Document or any other instrument referred to therein; (b) to take and hold security for the payment and performance of the obligations under any Transaction Document, for the performance of this Guaranty Agreement or otherwise for the indebtedness guaranteed hereby and to exchange, enforce, waive and release any such security; (c) to apply any such security and to direct the order or manner of sale thereof as the Administrative Agent in its sole discretion may determine; (d) to obtain additional or substitute endorsers or guarantors; (e) to exercise or refrain from exercising any rights against any Obligated Party and others; and (f) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on the obligations under the Transaction Documents and any other Guaranteed Obligation. Each Guarantor waives any right to require any Creditor to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by any Obligated Party, any Guarantor or any other Person or to pursue any other remedy available to such entities.

6. COVENANTS. Each Guarantor agrees that, so long as any Creditor has any commitment or any other obligations under any Transaction Document, or any amount payable hereunder remains unpaid, it shall comply with all covenants set forth in the Credit Agreement and any other Transaction Document applicable to it.
7. SUBROGATION. Until the payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) and all other amounts payable under this Guaranty Agreement and the termination or expiration of the Commitments of the Lenders under the Credit Agreement, each Guarantor hereby waives (x) all rights of subrogation which it may at any time otherwise have as a result of this Guaranty Agreement (whether statutory or otherwise) to the claims of the Creditors against any Obligated Party or any other guarantor of the Guaranteed Obligations (the Obligated Parties and such other guarantors are each herein referred to as an “Other Party”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty Agreement; and (y) any right to enforce any other remedy which any Creditor now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Guaranteed Obligations.
8. CONTRIBUTION. The Guarantors collectively desire to allocate among themselves, in a fair and equitable manner, their obligations arising under the Loan Documents. Accordingly, in the event any payment or distribution is made by a Guarantor (a “Funding Guarantor”) under this Guaranty Agreement or any other Transaction Document that exceeds its Fair Share (as defined below), that Funding Guarantor shall, subject to paragraph 7 hereof, be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty Agreement or under the other Loan Documents in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Amount” means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty Agreement and the other Transaction Documents determined in accordance with the provisions hereof (including, without limitation, the limitations on such obligations contained in paragraph 1 hereof); provided that, solely for purposes of calculating the Adjusted Maximum Amount with respect to any Guarantor for purposes of this paragraph 8 the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty Agreement and the other Transaction Documents to which it is a party (including, without limitation, in respect of this paragraph 8). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantors of their obligations as set forth in this paragraph 8 shall not be construed in any way to limit the liability of any Guarantor hereunder or under any other Transaction Document.

9. REINSTATEMENT OF GUARANTY AGREEMENT. This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any Creditor in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by such entity upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Obligated Party or any Guarantor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any Obligated Party, any Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made. If an event permitting the acceleration of the maturity of the principal due under any Transaction Document shall at any time have occurred and be continuing and such acceleration shall at such time be prevented or the right of any Creditor to receive any payment under the applicable Transaction Document shall at such time be delayed or otherwise affected by reason of the pendency against any Obligated Party of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the applicable Creditor had accelerated the same in accordance with the terms of the applicable Transaction Documents, and any Guarantor shall forthwith pay such accelerated principal amount, accrued interest and premium, if any, thereon and any other amounts guaranteed hereunder.
10. PAYMENTS. Each Guarantor hereby, jointly and severally, guarantees the full and prompt payment of the Guaranteed Obligations to the Administrative Agent, with respect to Guaranteed Obligations arising under the Loan Documents, and with respect to the other Transaction Documents, the applicable Creditor thereunder, in currency required by the applicable Transaction Document and in immediately available funds, at the times and places provided in, and otherwise strictly in accordance with the terms and provisions of, the applicable Transaction Document (regardless of any law, regulation or decree now or hereafter in effect which might in any manner affect the Guaranteed Obligations, or the rights of any such entity with respect thereto as against any Obligated Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Obligated Party of any or all of the Guaranteed Obligations), without set-off or counterclaim and free and clear of, and without reduction for or on account of, any Indemnified Taxes or Other Taxes. If any Indemnified Taxes or Other Taxes are required to be withheld from any amount payable by any Guarantor to any Creditor under this Guaranty Agreement, the amounts so payable to such holder shall be increased to the extent necessary to yield to such entity (after payment of all Indemnified Taxes and Other Taxes) interest or any such other amounts at the rates or in the amounts specified in the applicable Transaction Document. Notwithstanding any provision of the definition of “Excluded Taxes” to the contrary, for purposes of this Section 10, with respect to any Guarantor that is a Foreign Subsidiary, Indemnified Taxes shall include all withholding taxes that would be imposed on amounts payable under this Guaranty Agreement by such Guarantor to any Lender at the time such Guarantor becomes a party to this Guaranty Agreement, except to the extent attributable to such Lender’s failure to comply with the following sentence. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Guarantor that is a Foreign Subsidiary is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder, shall deliver to such Guarantor, at the time or times prescribed by applicable law or reasonably requested by such Guarantor, such properly completed and executed documentation prescribed by applicable law as will permit payments by such Guarantor to be made without withholding or at a reduced rate of withholding. In the event any payment is made by a Guarantor under this Guaranty Agreement, then such Guarantor shall, subject to paragraph 7 hereof, be subrogated to the rights then held by a Creditor with respect to the Guaranteed Obligations to the extent to which the Guaranteed Obligations were discharged by such Guarantor. All payments received by the Administrative Agent under this Guaranty Agreement shall be allocated pro rata among the Lenders in accordance with the Lenders’ Applicable Percentages unless the Credit Agreement directs that the proceeds shall be distributed in another manner. All payments directly made to any other Creditor under this Guaranty Agreement shall be applied in accordance with the applicable Transaction Document.
11. RANK OF GUARANTY AGREEMENT. Each Guarantor agrees that its obligations under this Guaranty Agreement shall rank at least pari passu in priority of payment with all other unsecured senior obligations of such Guarantor now or hereafter existing.
12. REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.
Each Guarantor represents and warrants to each Creditor as follows:
(a) Existence. It: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect; and (iv) has the corporate or other organizational power and authority to execute, deliver and perform its obligations under this Guaranty Agreement and the other Transaction Documents to which it is a party.
(b) Authorization. Its execution, delivery and performance of this Guaranty Agreement and the other Transaction Documents to which it is a party: (i) have been duly authorized by all requisite corporate or other organizational action and (ii) will not violate (A) any provision of any law, statute, rule or regulation to which it or any of its assets is subject or of its certificate of incorporation or other constituent documents or by-laws or analogous documents, (B) any order of any Governmental Authority or (C) any provision of any Material indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, (iii) violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such Material indenture, agreement or other instrument or (iv) result in the creation or imposition of any Lien upon any of its property or assets.
(c) Enforceability. It has duly executed and delivered this Guaranty Agreement. This Guaranty Agreement constitutes, and when entered into, the other Transaction Documents to which it is a party will constitute, its legal, valid and binding obligation enforceable against it in accordance with their respective terms, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Consents. No action, consent or approval of, registration or filing with or other action by any Governmental Authority or any other Person is or will be required in connection with its execution, delivery or performance of this Guaranty Agreement or the other Transaction Documents to which it is a party, except for any reports that are required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act.
(e) Credit Agreement Representations. All representations and warranties in the Credit Agreement relating to it are true and correct as of the date hereof and are restated herein with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.
(f) Information. It has adequate means to obtain from the other Obligated Parties on a continuing basis information concerning the financial condition and assets of the other Obligated Parties and it is not relying upon any Creditor to provide (and no Creditor shall have any duty to provide) any such information to it either now or in the future.
(g) Benefit. The Borrower provides the Guarantors financing from time to time and some of the funds used by the Borrower to provide such financing have been and will hereafter be borrowed by the Borrower under the Credit Agreement. As a result, the value of the consideration received and to be received by each Guarantor as a result of the Borrower and the Lenders entering into the Credit Agreement and each Guarantor’s executing and delivering this Guaranty Agreement (in light of, among other things, the contribution provisions of paragraph 8 hereof) is reasonably worth at least as much as the liability and obligation of each Guarantor hereunder, and such liability and obligation and the Transaction Documents have benefited and may reasonably be expected to benefit each Guarantor directly or indirectly.
13. SETOFF. If an Event of Default shall have occurred and be continuing, each Creditor is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Creditor to or for the credit or the account of any Guarantor against any or all of the Guaranteed Obligations, irrespective of whether or not such Creditor shall have made any demand under this Guaranty Agreement and although such obligations may be unmatured. The rights of each Creditor under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Creditor may have. Each Creditor agrees to promptly notify the applicable Guarantor after any such setoff and application by it, provided that the failure to give such notice shall not affect the validity of such setoff and application.
14. [INTENTIONALLY OMITTED].

15. NOTICES. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be in writing, and any such communication shall become effective when received, addressed in the following manner: (a) if to any Guarantor, in care of the Borrower in accordance with the notice provisions in the Credit Agreement or (b) if to any Lender or any Issuing Bank, or any Affiliate thereof, to the respective address of the applicable Lender set forth in the notice provisions of the Credit Agreement, with a copy to the Administrative Agent; or (c) if to the Administrative Agent, to the respective address set forth in the notice provisions of the Credit Agreement; provided, however, that any such addressee may change its address for communications by notice given as aforesaid to the other parties hereto.
16. CONSTRUCTION. The Section and Subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered Sections or paragraphs, unless otherwise indicated, are to Sections and paragraphs of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.
17. SEVERABILITY. If any provision of this Guaranty Agreement, or the application thereof to any Person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Guaranty Agreement, and the application of that provision to other persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by applicable law.
18. STATUTE OF LIMITATIONS. To the extent permitted by law, any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Obligated Party or others (including any Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of any Guarantor against any Creditor shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
19. FEES. The Guarantors shall, jointly and severally, pay on demand all reasonable attorneys’ fees and all other reasonable costs and expenses incurred by the Creditors in connection with the administration, enforcement, or collection of this Guaranty Agreement.
20. SUCCESSORS. The terms and provisions of this Guaranty Agreement shall be binding upon and inure to the benefit of each Guarantor and the Creditors from time to time and their respective permitted successors, transferees and assigns.

21. ENTIRE AGREEMENT; AMENDMENT; RELEASE. This Guaranty Agreement amends and restates in its entirety (but does not extinguish) the Existing Guaranty. From and after the date hereof, the guaranty of all indebtedness guaranteed by the Existing Guaranty is continued, and not extinguished, discharged or satisfied. All references in the Loan Documents to the Existing Guaranty shall be deemed to mean this Guaranty Agreement, as an amendment and restatement of the Existing Guaranty. THIS GUARANTY AGREEMENT CONSTITUTES A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENTS THE ENTIRE CONTRACT AMONG THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF. ANY PREVIOUS AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF IS SUPERSEDED BY THIS GUARANTY AGREEMENT. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NOTHING IN THIS GUARANTY AGREEMENT, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THIS GUARANTY AGREEMENT. THIS GUARANTY AGREEMENT IS INTENDED BY EACH GUARANTOR AND EACH CREDITOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY AGREEMENT, AND NO COURSE OF DEALING AMONG ANY GUARANTOR AND ANY CREDITOR, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. No amendment of or supplement to this Guaranty Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by the Guarantors, the Administrative Agent and the Required Lenders; except that without the agreement of the Guarantors, the Administrative Agent or any Lender, any Material Subsidiary may be added hereto as a “Guarantor” by its execution and delivery of a Subsidiary Joinder Agreement. Notwithstanding the foregoing, no Guarantor shall be released from its obligations under this Guaranty Agreement without the prior written consent of all the Lenders, except that the Administrative Agent may, without the consent or agreement of any Lender, release a Guarantor (x) if such Guarantor or its assets have been sold to a third party not affiliated with the Borrower or any other Guarantor in a transaction permitted by Section 5.11 of the Credit Agreement, or (y) at any time when no Event of Default exists and is continuing (as certified to the Administrative Agent by the Borrower and absent any express actual knowledge to the contrary of the officers of the Administrative Agent who are involved with the proposed release), if the Borrower requests the release of such Guarantor due to the fact that such Guarantor is no longer a Material Subsidiary, and in connection with such request delivers to the Administrative Agent a certificate to the effect that such Guarantor is no longer a Material Subsidiary and provides the Administrative Agent with any documents or other evidence that it may reasonably request in order to verify the statements made in such certificate. Upon the release of any Guarantor, the Administrative Agent shall execute and deliver all such documents as the Borrower or such Guarantor shall reasonably request to evidence the release of such Guarantor from its obligations hereunder. This Guaranty Agreement may be amended or otherwise modified, and any Guarantor may be released from any and all obligations hereunder without the consent or agreement of any Affiliate of any Lender.
22. TERM OF GUARANTY AGREEMENT. Subject to the release provisions of paragraph 21, this Guaranty Agreement and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty Agreement shall be paid in full in cash and all commitments of the Creditors under any Transaction Document terminated.

23. SURVIVAL. All warranties, representations and covenants made by the Guarantors herein or in any certificate or other instrument delivered by such Guarantors on their behalf under this Guaranty Agreement shall be considered to have been relied upon by the Creditors and shall survive the execution and delivery of this Guaranty Agreement, regardless of any investigation made by, or on behalf of any Creditor.
24. FURTHER ASSURANCES. Each Guarantor hereby agrees to execute and deliver all such instruments and take all such action as the Administrative Agent may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.
25. EXERCISE OF REMEDIES. Each Guarantor agrees that the Creditors may exercise any rights granted to any of them under the Transaction Documents without affecting the validity or enforceability of this Guaranty Agreement.
26. GOVERNING LAW; JURISDICTION, ETC.
(a) GOVERNING LAW. THIS GUARANTY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
(b) SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
27. NO WAIVER. No failure on the part of any Creditor to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
28. TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Guaranty Agreement.
29. JUDGMENT CURRENCY. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by Bank of America, N.A. in Dallas, Texas at 10:00 a.m. (Dallas, Texas time) on the date for determination specified above. The Guarantor shall indemnify each Indemnitee and hold each Indemnitee harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.

30. RELIANCE. Each Guarantor recognizes that each Creditor is relying upon this Guaranty Agreement and the undertakings of each Guarantor hereunder in making extensions of credit to the Obligated Parties under the Transaction Documents and further recognizes that the execution and delivery of this Guaranty Agreement is a material inducement to the Creditors in entering into the Transaction Documents and continuing to extend credit thereunder. Each Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement.
31. TERMINATION OF INTERCREDITOR AGREEMENT. Each Guarantor acknowledges, agrees and confirms, on behalf of itself and its Affiliates, that (i) effective as of the date hereof (A) the Second Amended and Restated Intercreditor Agreement dated as of July 8, 2005 among the Borrower, the other Obligated Parties named therein, Bank of America, as collateral agent thereunder and as the Administrative Agent, and the lenders party to the Senior Note Purchase Agreements (the “Intercreditor Agreement”) is terminated and (B) all of the obligations and agreements of the parties hereto and their Affiliates under the Intercreditor Agreement shall be fully and effectively terminated (other than the obligations set forth in Section 8.01, Section 8.02, and Section 5.11 of the Intercreditor Agreement which survive the termination thereof) and (ii) all of the security interests and Liens in all of the Collateral (as defined in the Intercreditor Agreement) created pursuant to the Pledge Agreement (as defined in the Intercreditor Agreement) have been released and that none of Bank of America, as collateral agent under the Intercreditor Agreement, any Lender (as defined in the Intercreditor Agreement), or any Affiliate of the foregoing has a Lien or security interest in any Collateral (as defined in the Intercreditor Agreement) pursuant to the Pledge Agreement (as defined in the Intercreditor Agreement).
32. LIMITATION ON INTEREST. The Creditors and the Guarantors intend to contract in strict compliance with any applicable usury law from time to time in effect, and the provisions of the Credit Agreement limiting the interest for which the Guarantors are obligated are expressly incorporated herein by reference.
[Signature Page Follows]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed and delivered as of the date first written above.

GUARANTORS:

LENNOX INDUSTRIES INC. ALLIED AIR ENTERPRISES INC. SERVICE EXPERTS INC. LENNOX GLOBAL LTD.

By:

Name: Gary A. Larson
Title: Treasurer

On behalf of each of the above-referenced Guarantors
Third Amended and Restated Subsidiary Guaranty Agreement — Signature Page

EXHIBIT E
SUBSIDIARY JOINDER AGREEMENT
This SUBSIDIARY JOINDER AGREEMENT (the “Agreement”) dated as of                       _____, 200_____  is executed by the undersigned (“Debtor”) for the benefit of BANK OF AMERICA, N.A. in its capacity as administrative agent for the lenders party to the hereafter identified Credit Agreement (in such capacity herein, the “Administrative Agent”) and for the benefit of (a) such lenders in connection with that certain Third Amended and Restated Revolving Credit Facility Agreement dated as of October 12, 2007, among the Administrative Agent, Lennox International Inc. (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and U.S. Bank National Association and The Bank of Nova Scotia, as Co-Managing Agents (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and capitalized terms not otherwise defined herein being used herein as defined in the Credit Agreement) and (b) such lenders and Affiliates thereof in connection with Swap Agreements.
The Debtor is a newly formed or newly acquired Material Subsidiary that is not an Excluded Foreign Subsidiary or, as a result of a change in assets, has become a Material Subsidiary that is not an Excluded Foreign Subsidiary and is required to execute this Subsidiary Joinder Agreement pursuant to Section 5.21 the Credit Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees as follows:
1. The Debtor hereby assumes all the obligations of a “Guarantor” under that certain Third Amended and Restated Subsidiary Guaranty dated as of October 12, 2007 executed by the Guarantors party thereto in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Guaranty as if it had been an original signatory thereto. In accordance with the foregoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor irrevocably and unconditionally guarantees to the Creditors (as defined in the Guaranty) the full and prompt payment and performance of the Guaranteed Obligations (as defined in the Guaranty) upon the terms and conditions set forth in the Guaranty. The Debtor hereby represents and warrants that each of the representations and warranties contained in Section 12 of the Guaranty is true and correct on and as of the date hereof (after giving effect to this Subsidiary Joinder Agreement) as if made on and as of such date.
2. This Agreement shall be deemed to be part of, and a modification to, the Guaranty and shall be governed by all the terms and provisions of the Credit Agreement and the Guaranty, which terms are incorporated herein by reference, are ratified and confirmed and shall be in full force and effect as valid and binding agreements of Debtor enforceable against Debtor. The Debtor hereby waives notice of any Creditor’s acceptance of this Agreement.

IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the day and year first written above.

Debtor:

By:

Name:

Title:

SCHEDULE 1.01
EXISTING LETTERS OF CREDIT

						Non-
						renewal
					Renewal	Notice
LC Number	Issuer	Amount	Beneficiary	Expiration	Terms	(days)
D-210105	JPMorgan Chase Bank	$2,650,000.76	Lumbermans Mutual Casualty Company/American Motorists Insurance Company	12/31/07	Evergreen	60
D-218754	JPMorgan Chase Bank	$80,000.00	Continental Casualty Company	10/23/08	Evergreen	60
D-218869	JPMorgan Chase Bank	$2,814,883.00	Ace American Insurance Company/Indemnity Insurance Company of North America	10/23/07	Evergreen	60
D-218998	JPMorgan Chase Bank	$74,000.00	Lumberman’s Underwriting Alliance	10/23/07	Evergreen	45
D-219850	JPMorgan Chase Bank	$7,000,000.00	Lake Park Insurance Limited	11/30/07	Evergreen	60
D-235454	JPMorgan Chase Bank	$31,290,000.00	Ace American Insurance Company/Ace Insurance Company of Texas	03/30/08	Evergreen	60
D-244782	JPMorgan Chase Bank	$25,226,264.00	Ace American Insurance Company/Ace Insurance Company of Texas	12/31/07	Evergreen	60
NZS538172	Wells Fargo Bank	$24,070,714.00	Ace American Insurance Company/Ace Insurance Company of Texas	12/30/07	Evergreen	60

Total		$93,205,861.76

SCHEDULE 1.01 — Existing Letters of Credit, Solo Page

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage

Bank of America, N.A.	$75,000,000	11.538461538%
JPMorgan Chase Bank, N.A.	$75,000,000	11.538461538%
Wachovia Bank, NA	$60,000,000	9.230769231%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000	7.692307692%
Wells Fargo Bank, N.A	$50,000,000	7.692307692%
U.S. Bank National Association	$40,000,000	6.153846154%
The Bank of Nova Scotia	$40,000,000	6.153846154%
Comerica Bank	$27,500,000	4.230769231%
Compass Bank	$27,500,000	4.230769231%
The Northern Trust Company	$27,500,000	4.230769231%
SunTrust Bank	$27,500,000	4.230769231%
Bank of Texas, N.A.	$25,000,000	3.846153846%
PNC Bank, National Association	$25,000,000	3.846153846%
ABN Amro Bank N.V.	$20,000,000	3.076923077%
Amegy Bank National Association	$20,000,000	3.076923077%
Calyon New York Branch	$20,000,000	3.076923077%
RBS Citizens, N.A.	$20,000,000	3.076923077%
UBS Loan Finance LLC	$20,000,000	3.076923077%

Total	$650,000,000	100.000000000%

SCHEDULE 3.05
LENNOX INTERNATIONAL INC. MATERIAL SUBSIDIARIES

Name	Jurisdiction of Organization

Lennox Industries Inc.	Iowa
Lennox Industries (Canada) Ltd.[1]	Canada
Lennox Canada Inc.[2]	Canada
Allied Air Enterprises Inc.	Delaware
Service Experts Inc.	Delaware
Lennox Global Ltd.	Delaware

[1]	Excluded Foreign Subsidiary

[2]	Excluded Foreign Subsidiary
SCHEDULE 3.05 — Material Subsidiaries, Solo Page

SCHEDULE 3.07
LITIGATION
None.
SCHEDULE 3.05 — Litigation, Solo Page

SCHEDULE 3.17
ENVIRONMENTAL DISCLOSURES
None.
SCHEDULE 3.17 — Environmental Disclosures, Solo Page

SCHEDULE 5.12
SCHEDULED INDEBTEDNESS
1.
Indebtedness of Lennox Procurement Company Inc., as lessee (“Lessee”) under that certain Lease Agreement, dated as of June 22, 2006, by and between BTMU Capital Corporation, as lessor (“Lessor”) and Lessee (the “Lease Agreement”), pursuant to which the Lessee leases an office building of approximately 192,000 square feet, which includes the Company’s corporate headquarters in Richardson, Texas, and land and related improvements.

2.
Guarantee by the Borrower of the Indebtedness of Lessee under the Lease Agreement, pursuant to that certain Guaranty, dated as of June 22, 2006, executed by the Borrower in favor of Lessor, MHCB (USA) Leasing and Finance Corporation, and their respective affiliates.

SCHEDULE 5.12 — Scheduled Indebtedness, Solo Page

SCHEDULE 5.13
EXISTING LIENS
1.
The obligations of Lennox Procurement Company Inc. (“Lessee”) under that certain Lease Agreement, dated as of June 22, 2006, by and between Lessee and BTMU Capital Corporation, as lessor, pursuant to which the Lessee leases an office building of approximately 192,000 square feet, which includes the Company’s corporate headquarters in Richardson, Texas, and land and related improvements (the “Leased Property”) and under related documents are purportedly secured by a pledge of, and a purported Lien on, Lessee’s interest in the Leased Property.

SCHEDULE 5.13 — Existing Liens, Solo Page

SCHEDULE 5.16
EXISTING RESTRICTIONS
1.	Lease Agreement, dated as of June 22, 2006, by and between Lennox Procurement Company Inc. (“Lessee”) and BTMU Capital Corporation, as lessor (“Lessor”).

2.	Participation Agreement, dated as of June 22, 2006, by and among Lessor, Lessee, the Borrower, and MHCB (USA) Leasing and Finance Corporation.
SCHEDULE 5.16 — Existing Restrictions, Solo Page

SCHEDULE 5.23
EXISTING INVESTMENTS
1.	25% common stock ownership interest in Alliance Compressor LLC, a joint venture engaged in the manufacture and sale of compressors.
2.	50% common stock ownership in Frigus-Bohn S.A. de C.V., a Mexican joint venture that produces unit coolers and condensing units.
3.	13% common stock ownership interest in Kulthorn Kirby Public Company Limited, a Thailand company engaged in the manufacture of compressors for refrigeration applications.
SCHEDULE 5.23 — Existing Investments, Solo Page

SCHEDULE 8.01
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
2140 Lake Park Blvd.,
Richardson, Texas 75080
Attention: Gary Larson
Telephone: 972/497-5410
Telecopier: 972/497-6092
Electronic Mail: Gary.Larson@Lennoxintl.com
Website: www.lennoxinternational.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street
Mail Code: TX1-492-14-14
Dallas, Texas 75202
Attn: Sharon Moffett
Telephone (214) 209-0183
Telecopier: (214) 290-9428
Electronic Mail: sharon.moffett@bankofamerica.com
Account No.:
Ref: Lennox International
ABA# 026-009-593
Account No. (for Euro):
Ref: Lennox International, Attn: Credit Services
Swift Address: BOFAGB22
Account No. (for Australian Dollars):
Ref: Lennox International, Attn: Credit Services
Swift Address: BOFAAUSX
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
231 S. LaSalle St.
Mail Code: IL1-231-08-30
Chicago, Illinois 60604
Attention: Bozena Janociak
Telephone: 312-828-3597
Telecopier: 877-207-0732
Electronic Mail: bozena.janociak@bankofamerica.com
L/C ISSUER:
SCHEDULE 8.01 — Administrative Agent’s Office; Certain Addresses for Notices — Page 1

Standby Letters of Credit
Bank of America, N.A.
Trade Operations-Scranton
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: Alfonso (Al) Malave
Telephone: (570) 330-4212
Facsimile: (570) 330-4186
Electronic Mail: alfonso.malave@bankofamerica.com
Commercial Letters of Credit
Bank of America, N.A.
Trade Services-Scranton
1 Fleet Way
Scranton, PA 18507
Attention: Sharon Catanzaro
Telephone: (570) 330-4270
Facsimile: (800) 755-8740
Electronic Mail: sharon.l.catanzaro@bankofamerica.com
SWINGLINE LENDER:
Bank of America, N.A.
901 Main Street
Mail Code: TX1-492-14-14
Dallas, TX 75202
Attn: Sharon Moffett
Telephone (214) 209-0183
Telecopier: (214) 290-9428
Electronic Mail: sharon.moffett@bankofamerica.com
Account No.:
Ref: Lennox International
ABA# 026-009-593
SCHEDULE 8.01 — Administrative Agent’s Office; Certain Addresses for Notices — Page 2